Exhibit 10.1

EXECUTION VERSION

U.S. $50,000,000

AMENDED AND RESTATED SECURED LOAN AND SERVICING AGREEMENT

by and among

NEWSTAR SHORT-TERM FUNDING LLC,

as the Borrower,

NEWSTAR FINANCIAL, INC.,

as the Originator and as the Servicer,

MMP-7 FUNDING, LLC,

as the Lender,

NATIXIS FINANCIAL PRODUCTS INC.,

as the Administrative Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as the Trustee

Amended and Restated as of May 4, 2010, to be Effective as of May 21, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice (Advances)
EXHIBIT A-2	Form of Borrowing Notice (Reduction of Advances Outstanding and Facility Amount)
EXHIBIT A-3	Form of Borrowing Notice (Reinvestments of Principal Collections)
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Servicing Report
EXHIBIT D	[Reserved]
EXHIBIT E-1	Form of Officer’s Certificate to Solvency (NewStar Short-Term Funding LLC)
EXHIBIT E-2	Form of Officer’s Certificate to Solvency (NewStar Financial, Inc.)
EXHIBIT F-1	Form of Officer’s Closing Certificate (NewStar Short-Term Funding LLC)
EXHIBIT F-2	Form of Officer’s Closing Certificate (NewStar Financial, Inc.)
EXHIBIT G-1	Form of Power of Attorney in favor of Administrative Agent (NewStar Short-Term Funding LLC)
EXHIBIT G-2	Form of Power of Attorney in favor of Trustee (NewStar Short-Term Funding LLC)
EXHIBIT G-3	Form of Power of Attorney in favor of Administrative Agent (NewStar Financial, Inc.)
EXHIBIT G-4	Form of Power of Attorney in favor of Trustee (NewStar Financial, Inc.)
EXHIBIT H	Form of Release of Required Loan Documents
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	Form of Servicer’s Certificate
EXHIBIT K	Form of Transferee Letter

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Concentration Account Bank and Concentration Account
SCHEDULE III	Location of Required Loan Documents
SCHEDULE IV	Loan List
SCHEDULE V	[Reserved]
SCHEDULE VI	Credit and Collection Policy

-v-

AMENDED AND RESTATED SECURED LOAN AND SERVICING AGREEMENT

THIS AMENDED AND RESTATED SECURED LOAN AND SERVICING AGREEMENT (such agreement as amended, modified, waived, supplemented, restated or replaced from time to time, the “Agreement”) is made as of this May 4, 2010, to be effective as of May 21, 2010, by and among:

(1) NEWSTAR SHORT-TERM FUNDING LLC, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(2) NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), as the originator (together with its successors and assigns in such capacity, the “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(3) MMP-7 FUNDING, LLC, a Delaware limited liability company, as successor by assignment from MMP-5 Funding, LLC (the “Lender”);

(4) NATIXIS FINANCIAL PRODUCTS INC., a Delaware corporation, formerly known as IXIS Financial Products Inc. (together with its successors and assigns, “NATIXIS”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(5) U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “U.S. Bank”), not in its individual capacity but as the trustee (together with its successors and assigns in such capacity, the “Trustee”).

R E C I T A L S

WHEREAS, the parties hereto previously entered into the Secured Loan and Servicing Agreement dated as of August 26, 2005 (such agreement, as amended, modified or waived prior to the effective date hereof, the “Existing Agreement”);

WHEREAS, pursuant to the Existing Agreement and the other Transaction Documents, the Borrower has acquired, and pursuant to this Agreement and the other Transaction Documents, may from time to time continue to acquire, certain Loans from the Originator pursuant to the Sale Agreement;

WHEREAS, the Originator may also underwrite certain loans to be purchased directly from third parties by the Borrower in accordance with the eligibility criteria described in Section 4.2(b), which loans will conform in all respects to the representations and warranties with respect to the Collateral purchased hereunder and will have the benefit of all covenants and agreements of the Originator with respect to such Collateral as if such loans were purchased directly by the Borrower from the Originator under the Sale Agreement;

WHEREAS, the Borrower desires to borrow from the Lender and is prepared to secure such borrowings and related obligations hereunder through a security interest in, such Loans and all proceeds with respect thereto in favor of the Trustee on behalf of the Secured Parties from time to time;

WHEREAS, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under Applicable Law, in respect of the security interest described in the second Recital above;

WHEREAS, the parties hereto now wish to amend and restate the Existing Agreement in its entirety to correct certain provisions and to make certain additional changes agreed to by the parties hereto; and

WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended.

“ABS Direct Loan”: A Loan that is underwritten using ABS Structuring Methodologies.

“ABS Facility”: Means a lending facility provided by IXIS Capital Markets North America Inc. (or any of its Affiliates) or a commercial paper conduit selected by IXIS Capital Markets North America Inc. (or any of its Affiliates) to the Company or its Affiliates related to the issuance of collateralized debt obligations secured by asset backed securities (as determined by the Administrative Agent in its reasonable discretion).

“ABS Structuring Methodologies”: With respect to any ABS Direct Loan, the types of structures (including, without limitation, bankruptcy remote structures utilizing special purpose entities), cash flow analysis and modeling, priority of payment provisions, determinations of credit enhancement levels covering defaults and performance triggers and legal opinions that are consistent with those for issuances of Asset Backed Securities involving similar underlying pools of assets with similar characteristics as the specified pool of assets collateralizing such ABS Direct Loan, in each case as reasonably determined by the Administrative Agent.

“Account”: Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Custodial Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent for convenience in administering such accounts.

“Accreted Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues.

“Addition Date”: With respect to any Purchased Loans, the date on which such Purchased Loans become part of the Collateral.

“Additional Amount”: Defined in Section 2.17(a).

“Adjusted Eurodollar Rate”: For any Interest Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Interest Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Period.

“Administrative Agent”: NATIXIS, in its capacity as administrative agent for the Lender, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Advance”: Defined in Section 2.1(b).

“Advance Rate”: With respect to any type of Loan on any date of determination, the corresponding percentage set forth below with “Newly Originated” referring to Middle Market Loans originated (excluding refinancing of Loans previously held by Affiliates) within 90 days prior to the date such Middle Market Loans are transferred to the Borrower and “Previously Originated” referring to Middle Market Loans originated more than 90 days prior to the date such Middle Market Loans are transferred to the Borrower:

Middle Market Loans

	Advance Rate
Classification	Newly Originated	Previously Originated
First Lien Loan	65%	50%

For purposes of calculating the applicable Advance Rate in the above table the percentage shown under the heading “Advance Rate” shall be multiplied by (i) the principal balance of the related Loan if purchased at a price of 97% or higher or (ii) the purchase price of the related Loan if purchased at a price less than 97%.

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affected Party”: The Administrative Agent, the Lender, the Liquidity Bank, Belmont Funding LLC, all assignees and participants of the Lender and the Liquidity Bank, any successor to NATIXIS as Administrative Agent and any sub-agent of the Administrative Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person provided, however, that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common owner which is a financial institution, fund or other investment vehicle which is in the business of making diversified investments including investments independent from the Loans. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 10.1(r), the term “Affiliate” shall also include, without limitation, as of the date hereof and any future date, any fund managed, directly or indirectly, by the Company.

“Agented Loans”: With respect to any Loan to an Eligible Obligor documented in a form consistent with the Credit and Collection Policy and the Servicing Standard, (a) the Loan is originated, or reunderwritten by, the Originator in accordance with the Credit and Collection Policy (without regard to any contemporaneous or subsequent syndication of such Loan) prior to such Loan becoming part of the Collateral hereunder, (b) the Required Loan Documents with respect thereto are delivered to the Trustee in accordance with this Agreement, (c) the Borrower has all of the rights of a lender with respect to such Loan and the Related Property which have been transferred to the Borrower with respect to such Loan but none of the obligations as such obligations relate to the Retained Interest, (d) the Loan, if secured, is secured by the Related Property on a pro rata basis, with all other lenders with respect to such Obligor’s indebtedness of equal priority issued in such loan transaction and (e) the Originator (or a wholly-owned subsidiary of the Originator) is the lead or administrative agent, collateral agent and paying agent for all lenders in such loan transaction and receives payment directly from the related Obligor on behalf of such lenders and has the right to receive and collect payments directly in its own name as agent on behalf of the lenders and to enforce its rights as agent on behalf of the lenders directly against the Obligor thereof.

“Agent’s Account”: Means, with respect to the Lender, the special account established in the name of the Lender with the Administrative Agent, or any other agent on the Lender’s behalf and identified as such to the Borrower and Servicer in writing (or any other account from time to time notified to the Borrower and the Servicer in writing by the Lender or the Administrative Agent).

“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs and all other amounts owed by the Borrower to the Lender, the Administrative Agent and the Trustee hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.10, Section 2.11, Section 2.16 and Section 2.17 to the Affected Parties or Indemnified Parties) or by the Borrower or any other Person under any fee letter (including, without limitation, the Lender Fee Letter and the Trustee Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).

“Alternative Rate”: An interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

“Amortization Period”: The period beginning on the Termination Date and ending on the Collection Date.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, and to the extent applicable, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Appraisal”: With respect to any Mortgaged Property or REO Property as to which an appraisal is required or permitted to be performed pursuant to the terms of this Agreement, an appraisal performed in conformance with the guidelines established by the Appraisal Institute.

“Appraisal Institute”: The membership association of professional real estate appraisers.

“Appraised Value”: As of any date of determination, the Appraised Value of the Mortgaged Property based upon the most recent Appraisal of such Mortgaged Property and determined in accordance with the Credit and Collection Policy and the Servicing Standard.

“Asset Backed Security”: A structured security issued by an obligor or issuer in which repayment relies upon the cash flow stream generated by a pool of assets (such as commercial mortgage loans) originated by banks or other providers of credit; it being understood that the obligor or issuer of which may have an ownership or security interest in such assets.

“Assignment of Leases and Rents”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Obligor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, whether contained in the Mortgage or in a document separate from the Mortgage, in the form that was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter in accordance with the Credit and Collection Policy and the Servicing Standard.

“Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the assignment of the Mortgage to the Trustee, on behalf of the Secured Parties, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by Applicable Law.

“Availability”: At any time, an amount equal to the excess, if any, of (i) the lesser of (a) the Facility Amount and (b) the Maximum Availability over (ii) the Advances Outstanding on such day; provided, however, during the Amortization Period, the Availability shall be zero.

“Available Funds”: With respect to any Distribution Date, all amounts received in the Collection Account (including, without limitation, any Collections on Loans included in the Collateral and earnings from Permitted Investments in the Collection Account) during the Due Period that ended on the Determination Date immediately preceding the calendar month in which such Distribution Date occurs.

“Average Portfolio Charged-Off Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Portfolio Principal Balance of all Portfolio Assets that became Charged-Off Portfolio Assets (net of Recoveries on Charged-Off Portfolio Assets during such calendar month) during the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to the weighted average of the Portfolio Principal Balance measured as of the first day of the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number included in the calculations described herein).

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.

“Belmont Funding LLC”: Belmont Funding LLC, a Delaware limited liability company.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“B-Note Loan”: Any Real Estate Loan which is a Term Loan: (i) that is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) where the underlying Related Property consists primarily of real property, (iii) that has a Loan-to-Value Ratio of less than or equal to 90%, (iv) that contains terms which, upon the occurrence of an “event of default” (however described or denominated) under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related

Property, provide that the principal of the Borrower’s portion of such Loan will be paid only after the other lender parties on the senior tranche related to such Loan are paid in full, and (v) in the case of a B-Note Loan originated by the Originator, is documented in a form consistent with the Credit and Collection Policy and the Servicing Standard.

“Bond Factor”: The percentage of the original principal amount of each bond outstanding set forth in the most recent securities remittance certificate with respect to such bond as the “Bond Factor.”

“Borrower”: Defined in the Preamble of this Agreement.

“Borrowing Base”: As of any Measurement Date, an amount equal to (i) the Principal Collateral Value after giving effect to all Loans added to and removed from the Collateral on such date, minus (ii) without duplication, the sum of the Principal Balances of any Warranty Assets and of any Special Warranty Assets.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-4, required to be delivered by the Borrower along with each Borrowing Notice and on each Measurement Date.

“Borrowing Notice”: Each notice, in the form of Exhibit A-1, A-2 or A-3 (as applicable), required to be delivered by the Borrower in respect of (i) the Initial Advance and each incremental Advance, (ii) any reduction of the Facility Amount or repayment of Advances Outstanding or (iii) any reinvestment of Principal Collections under Section 2.10(b).

“Breakage Costs”: Means, with respect to the Lender, any amount or amounts as shall compensate the Lender for any loss, cost or expense (including, without limitation, any total return swap breakage or other derivative breakage costs) incurred by the Lender or any Affected Party (as determined by the Administrative Agent on behalf of the Lender, in the Administrative Agent’s sole discretion) as a result of a prepayment by the Borrower of Advances Outstanding or Interest. All Breakage Costs relating to the Lender or any Affected Party shall be due and payable hereunder upon demand, in accordance with the terms hereof.

“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York City, New York, Boston, Massachusetts, Minneapolis, Minnesota or Florence, South Carolina and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, any day which is a Business Day and on which dealings in United States dollar deposits are carried on in the London interbank market.

“Cash”: Such currency or coin of the United States as at the time shall be legal tender for payment of all public and private debts.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change-in-Control”: Any of the following:

(a) [Reserved];

(b) the creation or imposition of any Lien on any limited liability company membership interest in the Borrower other than a pledge of the membership interests in the Borrower to secure the Fortress Notes; or

(c) the failure by Originator to own all of the limited liability company membership interests in the Borrower.

“Charged-Off Loan”: A Loan as to which any of the following first occurs: (i) the Servicer has determined or should have reasonably determined in accordance with the Credit and Collection Policy and the Servicing Standard that such Loan is not collectible, (ii) the Loan has been a Delinquent Loan for a period of 60 days or more (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments), (iii) the related Obligor is subject to an Insolvency Event or (iv) the related Obligor is not Solvent, as reasonably determined by the Servicer in accordance with the Servicing Standard.

“Charged-Off Portfolio Asset”: A Portfolio Asset as to which any of the following first occurs: (i) the Servicer has determined or should have reasonably determined in accordance with the Credit and Collection Policy and the Servicing Standard (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Asset) that such Portfolio Asset is not collectible, (ii) the Portfolio Asset has been a Delinquent Portfolio Asset for a period of 60 days or more (without giving effect to any servicer advance or loan by the Originator or any of its Affiliates thereon or any grace period permitted in the underlying loan documents), (iii) the related Obligor is subject to an Insolvency Event or (iv) the related Obligor is not Solvent, as reasonably determined by the Servicer in accordance with the Servicing Standard.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Counsel”: Legal counsel responsible for closing the origination or acquisition of any Loan on behalf of the Originator which is sold to the Borrower under the Sale Agreement and financed by the Borrower under this Agreement.

“Closing Date”: August 26, 2005.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified in clauses (i)-(v) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and any fee permitted to be retained by the Originator in connection with the origination of any Loan under clause (b)(iii) of the definition of Excluded Amounts):

(i) the Purchased Loans and all monies due or to become due in payment under such Purchased Loans on and after the related Cut-Off Date, including but not limited to all Collections;

(ii) all Related Security with respect to the Loans referred to in clause (i);

(iii) all right, title and interest of the Borrower in all of the Transaction Documents in respect of the Loans referred to in clause (i), including, without limitation, all of the Borrower’s right, title and interest in and to the Sale Agreement and any UCC financing statements filed under or in connection therewith;

(iv) all income and Proceeds of the foregoing; and

(v) all other property of the Borrower.

For the avoidance of doubt, and without limiting the foregoing, the term “Collateral” shall, for all purposes of this Agreement, be deemed to include any Loan acquired directly by the Borrower from a third party in a transaction arranged and underwritten by the Originator or any Loan acquired by the Borrower in a transaction in which the Borrower is the designee of the Originator under the instruments of conveyance relating to the applicable Loan.

“Collection Account”: Defined in Section 6.4(h).

“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collections”: (a) All Cash collections and other Cash proceeds of any Loan, including, without limitation, any Interest Collections, any Principal Collections, Prepayments, Insurance Proceeds, interest earnings in the Collection Account, and all other amounts received in respect of any Loan but excluding any Excluded Amounts and amounts attributable to any Retained Interests and (b) any Cash proceeds or other funds received by the Borrower or the Servicer with respect to any Related Security, including from any guarantors.

“Commercial Paper Notes”: On any day, any short-term promissory notes of the Lender issued by the Lender in the commercial paper market; provided, however that with respect to MMP-7, the commercial paper notes issued by Belmont Funding LLC shall constitute Commercial Paper Notes of MMP-7 for all purposes hereunder and references to Commercial Paper Notes issued by MMP-7 shall be deemed references to such commercial paper notes issued by Belmont Funding LLC for all purposes hereunder.

“Commitment”: The commitment of the Lender to make Advances in accordance herewith in an amount not to exceed (i) (a) prior to the Termination Date, the dollar amount set forth opposite the Lender’s signature on the signature pages hereto under the heading “Commitment” and (b) on or after the Termination Date, the aggregate Advances Outstanding.

“Commitment Fee”: With respect to the Lender, the “commitment fee” set forth in the Lender Fee Letter.

“Company”: Defined in the Preamble of this Agreement.

“Company LIBOR Rate”: The posted rate for one-month, two-month or three-month, as applicable, deposits in Dollars appearing on Telerate Page 3750, or, if such Telerate Page is not available, in such other manner, as and when determined in accordance with the applicable Underlying Instruments.

“Company Prime Rate”: The rate designated by the Company (or the Person serving as agent on a Loan if other than the Company) from time to time and/or pursuant to the related Underlying Instruments as its prime rate in the United States, such rate to change as and when the designated rate changes; provided, however, the Company Prime Rate is not intended to be the lowest rate of interest charged by the Company (or such agent) in connection with extensions of credit to debtors.

“Concentration Account”: The account maintained at the Concentration Account Bank for the purpose of receiving Collections, the details of which are contained in Schedule II, as such schedule may be amended from time to time.

“Concentration Account Bank”: U.S. Bank, Wells Fargo Bank, National Association or any other bank selected by the Servicer from time to time for the purpose of receiving Collections from Obligors which is a Qualified Institution and enters into an agreement similar to the Intercreditor Agreement.

“Concentration Limits”: As of any Measurement Date, for purposes of determining the Borrowing Base, the Eligible Loans included in the Principal Collateral Value must conform to the concentration limitations set forth below (except as specifically noted, percentages refer to the percentage of the Facility Amount):

(a) (i) the sum of the Principal Balances of Eligible Loans (other than Subordinated Loans) to a single Obligor (including any Affiliates thereof) shall not exceed $20,000,000 and (ii) the sum of the Principal Balances of Eligible Loans that are Subordinated Loans or Mezzanine Loans to a single Obligor (including any Affiliates thereof) shall not exceed $10,000,000;

(b) the sum of the Principal Balances of Eligible Assets that are DIP Loans shall not exceed $20,000,000;

(c) [Reserved]; and

(d) the sum of the principal balance of all Mezzanine Loans and Subordinated Loans shall not in the aggregate exceed $20,000,000.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Credit and Collection Policy”: The written credit policies and procedures manual of the Originator and the Servicer set forth on Schedule VI, as may be as amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f).

“CreditModel”: S&P’s CreditModel, or any successor thereto.

“Custodial Account”: The securities account designated as the Custodial Account and established in the name of the Trustee pursuant to Section 6.4(i).

“Cut-Off Date”: With respect to each Purchased Loan, the date on and after which Collections on such Purchased Loan are to be transferred to the Collateral.

“Delayed Draw Term Loan”: A Middle Market Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan but which, once all such installments have been made has the characteristics of a Term Loan; provided, that any such Loan shall exclude any Retained Interest.

“Delinquent Loan”: A Loan (that is not a Charged-Off Loan) as to which any of the following first occurs: (a) all or any portion of any one or more payments of principal or interest thereunder remains unpaid for more than three Business Days from the original due date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments) or, in the case of ABS Direct Loans, an “event of default” has occurred that results in “accelerated amortization” (in each case however such terms are denominated or described in the applicable Underlying Instruments), (b) the provisions of the Underlying Instruments for such Loan are amended, modified or waived due to the Obligor’s current or prospective inability to pay principal or interest, (c) the related Obligor is not paying any of the accrued and unpaid interest on a current basis for more than three Business Days from the original date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments), (d) the Originator or any Affiliate thereof has made a loan to such Obligor for the purpose of enabling such Obligor to pay principal and interest on such Loan and to avoid a payment default, or (e) consistent with the Credit and Collection Policy and the Servicing Standard such Loan would be classified as delinquent or placed on non-accrual status by the Servicer.

“Delinquent Portfolio Asset”: A Portfolio Asset (that is not a Charged-Off Portfolio Asset) as to which any of the following first occurs: (a) all or any portion of any one or more payments of principal or interest thereunder remains unpaid for at least 60 days from the original due date for such payment (without giving effect to any servicer advance thereon or any grace period permitted in the underlying loan documents) or, in the case of a Portfolio Asset that if it were included in the Collateral would be an ABS Direct Loan, an “event of default” has occurred that results in “accelerated amortization” (in each case however such terms are denominated or described in the applicable underlying loan documents), (b) the provisions of the underlying instruments for such Portfolio Asset are amended, modified or waived due to the Obligor’s current or prospective inability to pay principal or interest, (c) the related Obligor is not paying any of the accrued and unpaid interest on a current basis for at least 60 days from the original date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments), (d) the Originator or any Affiliate thereof has made a loan to such Obligor for the purpose of enabling such Obligor to pay principal and interest on such Portfolio Asset and to avoid a payment default, or (e) consistent with the Credit and Collection Policy and the Servicing Standard (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Asset) such Portfolio Asset would be classified as delinquent or placed on non-accrual status by the Servicer.

“Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or Cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date”: The tenth day of each calendar month.

“DIP Loan”: Any Loan (i) which is an obligation of a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code, (ii) the terms of which have been approved by an order of a United States Bankruptcy Court, a United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure), (iii) which has the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code, (iv) which pays Cash interest on a current basis, and (v) which has paid its most recent scheduled interest and principal payments (if any) and the Servicer reasonably expects that the Loan will continue to pay interest and principal.

“Discretionary Sale”: Defined in Section 2.21(a).

“Discretionary Sale Date”: The Business Day identified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: Defined in Section 2.21(a)(i).

“Distribution Date”: (a) Quarterly on the 20th day of each February, May, August and November or (b) if the Administrative Agent reasonably determines that a majority of the Loans are paying on a monthly basis then upon 30 days’ prior written notice to the Borrower and the Trustee, monthly on the 20th day of each calendar month, and in each case if such day is not a Business Day, the next succeeding Business Day, commencing November 20, 2005.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“Due Period”: With respect to the first Distribution Date, the period from and including the Closing Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.

“Eligible Loan”: On the initial Funding Date thereof, each Loan (A) for which the Administrative Agent and the Trustee have received in the case of the initial Advance no later than 2:00 p.m. on the day prior to the related Funding Date the following: (1) a Borrowing Notice delivered by the Borrower to the Trustee and the Administrative Agent as part of the Borrowing Notice or Servicing Report delivered by the Servicer and (2) a Borrowing Base Certificate, (B) for which any assignment or other Transfer Document shall be in the possession of the Trustee within two Business Days of any related Funding Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) shall be in the possession of the Trustee within the earlier of two Business Days after the date specified for delivery of such Required Loan Documents to the Originator or the Borrower, as applicable, in the Underlying Instruments or seven Business Days after any related Funding Date as to any Purchased Loans that become part of the Collateral after the Closing Date, and (C) that satisfies each of the following eligibility requirements, as applicable:

(a) such Loan is a Middle Market Loan, Real Estate Loan or ABS Direct Loan;

(b) such Loan is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;

(c) such Loan is Registered;

(d) such Loan, together with the Related Security, has been purchased directly by or sold to the Borrower in each case, pursuant to (and in accordance with) the Sale Agreement and the Borrower has good and marketable title, free and clear of all Liens (other than Permitted Liens), on such Loan and Related Security;

(e) the Loan (together with the Collections and Related Security related thereto) has been the subject of a Grant by the Borrower in favor of the Trustee, on behalf of the Secured Parties, of a valid and perfected first priority security interest;

(f) the Obligor with respect to such Loan is an Eligible Obligor;

(g) such Loan is denominated and payable only in Dollars in the United States and does not permit the currency in which or country in which such Loan is payable to be changed; provided, that in the case of ABS Direct Loans certain of the underlying collateral might reside outside the United States;

(h) such Loan complies with each of the representations and warranties made by the Borrower and Servicer hereunder and all information provided by the Borrower or the Servicer with respect to the Loan is true and correct in all material respects;

(i) such Loan does not contravene any Applicable Laws (including, without limitation, laws, rules and regulations, if applicable, relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy) and with respect to which no part thereof is in violation of any Applicable Law;

(j) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan have been duly obtained, effected or given and are in full force and effect;

(k) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein Granted to the Trustee, for the benefit of the Secured Parties;

(l) such Loan is not the subject of an offer of exchange or tender by its issuer, for Cash, securities or any other type of consideration, and has not been called for redemption or tender into any other security or property that is not, on the date of such investment, a Loan;

(m) such Loan (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(n) such Loan does not require the Borrower to make future advances to the Obligor under the related Underlying Instruments (exclusive of advances under Revolving Loans which are part of the Retained Interest or advances made to protect or preserve rights against the Obligor, to preserve or enhance the value of any Related Property securing such Loan or to indemnify an agent or representative for lenders pursuant to any such Underlying Instrument);

(o) such Loan is not a Loan with respect to which interest required by the Underlying Instrument to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full;

(p) no selection procedure adverse to the interests of the Administrative Agent or the Secured Parties was utilized by the Borrower or Originator in the selection of such Loan for inclusion in the Collateral;

(q) the repayment of such Loan is not subject to material non-credit related risk (for example, a Loan the payment of which is expressly contingent upon the nonoccurrence of a catastrophe), as reasonably determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard;

(r) such Loan is not one as to which in the reasonable business judgment of the Borrower has a significant risk of declining in credit quality and, with lapse of time, becoming a Charged-Off Loan or not being paid in full;

(s) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act and if the issuer of such Loan is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the 1940 Act, then either (A) such security does not constitute a “voting security” for purposes of the 1940 Act or (B) the aggregate amount of such security held by the Borrower is less than 10% of the entire issue of such security;

(t) such Loan does not constitute “margin stock” within the meaning of Regulation U;

(u) such Loan provides for a fixed amount of principal payable in Cash no later than its stated maturity;

(v) such Loan provides for periodic payments of interest in Cash no less frequently than quarterly;

(w) such Loan is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(x) if such Loan is a Middle Market Loan, such Loan is underwritten as a cash flow loan where the source of repayment is ongoing cash flow of the Obligor, an asset-based loan where the source of repayment is collection of receivables, or some combination thereof;

(y) (i) if such Loan is a Middle Market Loan, such Loan has an S&P Rating and a Moody’s Rating greater than “CCC+” and “Caa1,” respectively;

(ii) if such Loan is a Real Estate Loan, such Loan has an S&P Rating not lower than “CCC+” (determined by tranching on a weighted average rating basis) and a Moody’s Rating of not lower than “Caa1,”;

(iii) if such Loan is an ABS Direct Loan, such Loan has an S&P Rating and a Moody’s Rating of not lower than “B-” and “B3,” respectively;

(z) the proceeds of such Loan will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361

(Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), and 2372 (Land Subdivision other than condominium conversion activities that are approved in writing by the Administrative Agent);

(aa) such Loan is evidenced by a promissory note (other than in the case of a Noteless Loan), a credit agreement containing an express promise to pay, a security agreement or instrument and related loan documents that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject, as to enforcement only, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived;

(bb) all parties that have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein any Related Property is located, and (ii)(A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state or (D) not doing business in such state;

(cc) such Loan (i) was originated and underwritten by the Originator or was reunderwritten by the Originator, as applicable, including, without limitation, the completion of a due diligence audit and collateral assessment, (ii) was not acquired by the Originator in the secondary market for loans, (iii) is fully documented, and (iv) is being serviced by the Servicer, in each case in accordance with the Credit and Collection Policy and the Servicing Standard;

(dd) as of any date of determination, the time period since the date of its Grant to the Trustee hereunder does not exceed 90 days;

(ee) such Loan has an original term to maturity that does not exceed (i) in the case of Middle Market Loans, 96 months and (ii) in the case of and ABS Direct Loans and Real Estate Loans, 120 months;

(ff) all of the original or certified Required Loan Documents with respect to such Loan have been, or will be, delivered to the Trustee on or prior to the Funding Date, or as otherwise provided in Section 3.2(c), and all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in accordance with documented safety procedures approved by the Administrative Agent;

(gg) such Loan is not delinquent in payment;

(hh) there is no default, breach, violation or event or condition which would give rise to a right of acceleration existing under the Underlying Instruments and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event or condition which would give rise to a right of acceleration;

(ii) [Reserved];

(jj) the terms of such Loan provide for payment of a portion of accrued and unpaid interest in Cash on a current basis;

(kk) such Loan does not permit interest to be capitalized or contain payment obligations relating to “put rights” by the related Obligor;

(ll) such Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor (including any account debtor or Person obligated to make payments on such Loan to such Obligor), nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Originator and its assignees;

(mm) such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the Loan File;

(nn) the Borrower has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Trustee and any Secured Party in any Insurance Policies applicable to the Loan including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Trustee and any Secured Party;

(oo) if the Loan is one of a number of loans made to the same Obligor at the same seniority in such Obligor’s capital structure, such Loan and any other loans to the same Obligor contain standard cross-collateralization and cross-default provisions;

(pp) if such Loan is a Participation other than a Participation from the Originator or one of its wholly owned Affiliates to the Borrower, the related Selling Institution has a Moody’s long-term unsecured debt rating of not lower than “A2” and an S&P long-term unsecured debt rating of not lower than “A” or if the related Selling Institution does not have a rating from S&P and/or Moody’s, is otherwise approved in writing by the Administrative Agent;

(qq) with respect to Agented Loans or Third Party Serviced Loans, as applicable, the related Underlying Instruments (A) shall include a note purchase or similar agreement containing provisions relating to the appointment and duties of a payment agent and a collateral agent and intercreditor provisions consistent with the Originator’s Credit and Collection Policy and with the Servicing Standard, and (B) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof;

(rr) with respect to Agented Loans, the Originator (or a wholly owned subsidiary of the Originator) has been appointed the collateral agent of the security and the payment agent for all such Loans prior to such Loans becoming a part of the Collateral;

(ss) with respect to Agented Loans or Third Party Serviced Loans, as applicable, if the entity serving as the collateral agent of the security for all indebtedness of the Obligor issued under the applicable Underlying Instruments has or will change from the time of the origination of the Loan, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the holders of the indebtedness of the Obligor have been executed and filed or recorded as appropriate prior to such Loan becoming a part of the Collateral;

(tt) with respect to Agented Loans or Third Party Serviced Loans, as applicable, all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Underlying Instruments of, and all required consents, if any, have been obtained with respect to, the Originator’s assignment of such Loan and the Originator’s right, title and interest in the Related Property to the Borrower and the Trustee’s security interest therein on behalf of the Secured Parties;

(uu) with respect to Agented Loans or Third Party Serviced Loans, as applicable, the right to control the actions of and replace the collateral agent and/or the paying agent of the Obligor’s indebtedness under the facility is to be exercised by at least a majority in interest of all holders of such indebtedness;

(vv) with respect to Agented Loans or Third Party Serviced Loans, as applicable, all indebtedness of the Obligor of the same priority is cross-defaulted, the Related Property securing such indebtedness is held by the collateral agent for the benefit of all holders of such indebtedness and all holders of such indebtedness (A) have an undivided pari passu interest in the collateral securing such indebtedness, (B) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (C) may transfer or assign their right, title and interest in the Related Property;

(ww) if such Loan is a Material Middle Market Mortgage Loan or a Real Estate Loan:

(1) the Loan is secured by the related Mortgage, which has been properly recorded (or, if not properly recorded, has been submitted in proper form for recording) and establishes and creates a valid, enforceable and subsisting first priority security interest (or second priority Lien in the case of certain B-Note Loans) on the related Mortgaged Property subject only to the following (“Permitted Encumbrances”): (a) the Lien of current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally in the area wherein the Mortgaged Property is located or specifically reflected in the Appraisal obtained by the Originator in connection with the origination of the related Loan and (c) other matters to which like properties are commonly subject which do not materially and adversely interfere with the value of or current principal use of the related Mortgaged Property or the benefits of the security intended to be provided by such Mortgage;

(2)(i) the Lien of the related Mortgage is insured by an ALTA lender’s title insurance policy (“Title Policy”), or its equivalent, issued by a nationally recognized title insurance company licensed to do business in the state in which the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first or second priority Lien of the related Mortgage in the original principal amount of such Loan after all advances of principal, subject only to customary Liens permitted under the Mortgage (or, if a Title Policy has not yet been issued in respect of such Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked-up” at the closing of such loan); (ii) each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder; (iii) the Originator, the Borrower and the Servicer have not, by act or omission, done anything that would materially impair the coverage under such Title Policy; (iv) other than with respect to Agented Loans and Third Party Serviced Loans, the Title Policy is freely transferable or assignable by the Originator and the Borrower or, in the case of Agented Loans and Third Party Serviced Loans, by the Agent or the Third Party Servicer, as applicable; and (v) immediately following the Grant of the related Loan to the Trustee for the benefit of the Secured Parties, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Secured Parties without the consent of or notice to the insurer;

(3) any related Mortgage contains customary and enforceable provisions, which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (x) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (y) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Obligor which would materially interfere with the right to sell the Mortgaged Property related to such Loan at a trustee’s sale or the right to foreclose the Mortgage;

(4) all escrow deposits relating to such Loan that are, as of the applicable Cut-Off Date, required to be deposited with the mortgagee or its agent have been so deposited;

(5) there is no delinquent tax or assessment Lien on any Mortgaged Property which is the primary Collateral for the related Material Middle Market Mortgage Loan or Real Estate Loan, and each such Mortgaged Property is free of material damage and is in good repair;

(6) there are no material defaults in complying with the terms of any applicable Mortgage related to a Material Middle Market Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable;

(7) the related Loan File contains a valid Appraisal, an Environmental Site Assessment, and, in the case of any Loan either (x) having a Principal Balance of $5,000,000 or greater or (y) with respect to which the related Mortgaged Property is at least 25 years old, an engineering report;

(8) the terms of such Loan require that improvements on the related Mortgaged Property be insured by a generally acceptable carrier against loss under a hazard insurance policy with extended coverage and conforming to the requirements of the Agreement, and all such insurance policies are in full force and effect;

(9) no proceeding for the condemnation of all or any material portion of the related Mortgaged Property has commenced or been threatened;

(10) the related Mortgaged Property was subject to one or more Environmental Site Assessments (or an update of a previously conducted Environmental Assessment), which were performed on behalf of the Originator, or as to which the related report was delivered to the Originator in connection with its origination or acquisition of such Loan, and the Originator, the Borrower and the Servicer have no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property;

(11) none of the Originator, the Borrower or the Servicer have taken any action with respect to such Loan or the related Mortgaged Property that could subject the Trustee on behalf of the Secured Parties, or their respective successors and assigns in respect of such Loan, to any liability under CERCLA or any other applicable federal, state or local Environmental Law, and none of the Originator, the Borrower or the Servicer have received any actual notice of a material violation of CERCLA or any applicable federal, state or local Environmental Law with respect to the related Mortgaged Property;

(12) the interest of the related Obligor in the related Mortgaged Property consists of an estate or Interest in Real Property constituting part of such Mortgaged Property;

(13) (i) based on surveys and/or the related Title Policy obtained in connection with the origination of such Loan, as of the date of such origination, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Loan lay outside the boundaries and building restriction lines of such property to any material extent (unless affirmatively covered by the Title Policy), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent; and (ii) based upon opinions of counsel and/or other due diligence customarily performed by the Originator, the improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal non-conforming uses);

(14) as of the date of origination of such Loan, the related Obligor or operator of the related Mortgaged Property was in possession of all material licenses, permits and authorizations required by Applicable Laws for the ownership and operation of the related Mortgaged Property as it was then operated;

(15) the related Mortgage provides that Insurance Proceeds and condemnation proceeds will be applied for one of the following purposes: either to restore or repair such Mortgaged Property, or to repay the principal of such Loan, or otherwise at the option of the holder of the related Mortgage;

(16) in the case of a Senior Secured Real Estate Loan, such Loan does not permit the related Mortgaged Property to be encumbered by Liens having priority over or equal to the related Mortgage;

(17) such Loan contains provisions for the acceleration of the payment of the unpaid principal balance of such Loan if, without obtaining consent of the holder of the promissory note complying with the requirements of such Loan, the related Mortgaged Property, or any controlling interest therein, is directly or indirectly transferred or sold, unless otherwise approved in writing by the Administrative Agent in its sole discretion;

(18) the Assignment of Leases and Rents, if any, establishes and creates a valid, subsisting and, subject only to permitted Liens, enforceable lien and security interest in the related Obligor’s interest in the material leases pursuant to which any person is entitled to occupy, use or possess all or any portion of the Mortgaged Property;

(19) if such Mortgage is a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves, and no fees or expenses are payable to such trustee by the Originator, the Borrower, the Servicer, the Lender or any transferee thereof, except in connection with a sale after default by the related Obligor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Loan; and

(20) if such Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage required under the Originator’s Credit and Collection Policy;

(xx) if such Loan is an ABS Direct Loan:

(1) such Loan is fully secured by a valid and perfected first priority security interest in the Related Property;

(2) the Related Property for such Loan consists of a specified pool of assets or, in the case of a Loan to an SPE Obligor, in all or a specified portion of designated property of such SPE Obligor;

(3) such Loan (A) is senior to at least one other class of obligations of, or residual interests in, the Obligor owned by a Person who is not an Affiliate of the Originator or (B) in its Underlying Instruments provides for credit enhancement for the Borrower’s portion of such Loan in the form of an excess spread account or reserve account or other similar account;

(4) the Underlying Instruments for such Loan contain priority of payment provisions pursuant to which such Loan is senior to at least one other class of obligations of the related Obligor;

(5) such Loan is documented in accordance with ABS Structuring Methodologies, including, without limitation, the Originator having received legal opinions with respect to the true sale of the underlying pool of assets to the Obligor, the non-consolidation of the Obligor with any Person selling or contributing assets (whether directly or through an intermediate entity) to such Obligor, and the perfection and priority of the Obligor’s first priority security interest in the underlying pool of assets (or the effective equivalent of such foregoing opinions);

(6) the underlying pool of assets for such Loan has a weighted average life of not greater than 6 years (unless otherwise agreed in writing by the Administrative Agent);

(7) except as otherwise agreed by the Administrative Agent in its sole discretion in writing such Loan is not currently and has not ever been in “rapid amortization” or “accelerated amortization” and no “termination event”, “unmatured termination event” or “payment default” exists or has ever existed under the Underlying Instruments for such Loan (however such terms are denominated or described in such Underlying Instruments);

(8) such Loan and any Related Property is serviced and administered by a Person other than the Originator or any of its Affiliates and have servicing, collection and payment provisions consistent with ABS Structuring Methodologies; and

(9) if a portion of the underlying pool of assets pays interest on a fixed rate basis then payments on such Loan will be hedged consistent with ABS Structuring Methodologies.

(yy) upon and after May 22, 2009, if such Loan is a ABS Direct Loan, a Real Estate Loan (including, without limitation, a Senior Secured Real Estate Loan, a B-Note Loan or a Mezzanine Loan) or a Middle Market Loan that is a DIP Loan, a Second Lien Loan or a Subordinated Loan, such Loan will not be an Eligible Loan and shall not be added as part of the Collateral; and

(zz) (A) such Loan is freely transferable (by participation or otherwise) and assignable by the lender thereunder or, if the consent of the related Obligor is required in connection with any such transfer or assignment of such Loan, such consent may not be unreasonably withheld and (B) such Loan (including any portions thereof) may not be assigned or transferred to the related Obligor or any of its Affiliates.

“Eligible Obligor”: On the initial Funding Date of the related Loan, any Obligor that (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is a legal operating entity, holding company or SPE Obligor, (iii) has not entered into the Loan primarily for personal, family or household purposes, (iv) is not a Governmental Authority, (v) is not an Affiliate of the Borrower, the Originator or the Servicer (so long as the Servicer is an Affiliate of the Borrower), (vi) such Obligor is organized under the federal or provincial laws of, or its principal office is located in, or the Related Property with respect to which the Loan is principally underwritten is located in, the United States, Canada, a Group I Country, a Group II Country or a Group III Country, (vii) is not in the gaming, nuclear waste, biotechnology, natural resources, utility or internet industry (other than Obligors in the business of wholesale purchasing and reselling of natural gas or electricity, the Loans to which have been appropriately hedged) unless approved in writing by the Administrative Agent in its sole discretion, (viii) except with respect to a DIP Loan, is not (and has not been for at least three years) the subject of an Insolvency Event, and, as of the date on which such Loan became part of the Collateral, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, as determined by the Servicer, unless approved in writing by the Administrative Agent in its sole discretion and (ix) is not (and has never been) an Obligor of a Charged-Off Loan, Charged-Off Portfolio Asset, Delinquent Loan or Delinquent Portfolio Asset.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clauses (c)(ii) and (c)(iv) of the definition of Permitted Investments.

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Environmental Site Assessment”: Means, in respect of any Mortgaged Property, a “Phase I assessment” or “Phase II assessment” conducted in accordance with ASTM Standard E 1527-97 or any successor thereto published by the American Society for Testing and Materials Standard.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, qualified as a Loan (because of its characterization as indebtedness) but that, as of any subsequent date of determination, no longer satisfies the requirements of a Loan, for so long as such obligation fails to satisfy such requirements.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) the Liquidity Bank shall have notified the Administrative Agent of a determination by the Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) the Liquidity Bank shall have notified the Administrative Agent of the inability, for any reason, of the Liquidity Bank or any of its assignees or participants to determine the Adjusted Eurodollar Rate, (c) the Liquidity Bank shall have notified the Administrative Agent of a determination by the Liquidity Bank or any of its assignees or participants that the rate at which deposits of United States dollars are being offered to the Liquidity Bank or any of its assignees or participants in the London interbank market does not accurately reflect the cost to the Liquidity Bank, such assignee or such participant of making, funding or maintaining any Advance or (d) the Liquidity Bank shall have notified the Administrative Agent of the inability of the Liquidity Bank or any of its assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Excepted Persons”: Defined in Section 13.13(a).

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Concentration Account by, on or with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property, and (b) any amount received into the Collection Account or other Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) any fee retained by the Originator in connection with the origination of any Loan, (iv) any fees or similar charges which are permitted to be retained by the Servicer under this Agreement, and (v) any amount with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan, or that is otherwise sold by the Borrower pursuant to Section 2.14, Section 2.19 or Section 2.21, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Existing Agreement”: Defined in the Recitals.

“Facility Amount”: The lesser of (a) $50,000,000, as such amount may vary from time to time upon the written agreement of the parties hereto, and (b) the Commitment then in effect; provided, that on or after the Termination Date, the Facility Amount shall mean the Advances Outstanding.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m.

“Finance Charges”: With respect to any Loan, any interest or finance charges owing by an Obligor pursuant to or with respect to such Loan.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“First Lien Loan”: Any Middle Market Loan that is a Term Loan and any Revolving Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio of less than or equal to (a) 70% where the Related Property is not primarily real property and (b) 80% where the Related Property is primarily real property, (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor and (iv) is documented in a form consistent with the Credit and Collection Policy and the Servicing Standard.

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Rate Loan”: A Loan that is an Eligible Loan other than a Floating Rate Loan.

“Floating Rate Loan”: A Loan that is an Eligible Loan where the interest rate payable by the Obligor thereof is based on the Company Prime Rate or the Company LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related Company Prime Rate or Company LIBOR Rate.

“Fortress Notes”: Any promissory note made by the Company in favor of Fortress Credit Corp., in a principal amount not to exceed $75,000,000.

“Funding Date”: A Business Day following the Closing Date as determined by the Borrower with at least one Business Day’s notice to the Administrative Agent (with a copy to the Trustee), and as to any incremental Advance, any Business Day that is one Business Day immediately following the receipt by the Administrative Agent of a Borrowing Notice and other required deliveries in accordance with Section 2.3.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect thereof, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”: Any of the Netherlands, the United Kingdom, Australia and New Zealand.

“Group II Country”: Any of Germany, Ireland, Sweden and Switzerland.

“Group III Country”: Any of Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg, Norway and Spain.

“Guaranty”: Means the Amended and Restated Guaranty Agreement, dated as of the date hereof, executed by NewStar Financial, Inc., as guarantor, as the same may be amended, modified, waived, supplemented, restated or replaced from time to time.

“H.15”: Federal Reserve Statistical Release H.15.

“Hazardous Materials”: All materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three-month instruments, “Aa3” and “P-1” for six-month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.16.

“Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC.

“Indorsed” has a corresponding meaning.

“Initial Advance”: The first Advance.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to or loss of the Related Property.

“Insurance Proceeds”: Any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor or to the holder of the first priority security interest in the case of a Second Lien Loan under the Underlying Instruments.

“Intercreditor Agreement”: Either (i) the Intercreditor and Concentration Account Administration Agreement, dated as of August 11, 2004, by and among U.S. Bank, as the account custodian and as the concentration account bank, Wachovia Capital Markets, LLC, as the administrative agent, NewStar Financial, Inc., as the originator, as the original servicer and as the concentration account servicer, NewStar CP Funding LLC, as the seller and each other Person that from time to time executes a joinder thereto, as amended, modified, waived, supplemented, restated or replaced from time to time, or (ii) the Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007, by and among U.S. Bank National Association, as account custodian and as secured party, Wachovia Capital Markets, LLC, as administrative agent, NewStar Financial, Inc., as originator, as original servicer, as collateral manager and as concentration account servicer, NewStar CP Funding LLC, as seller, U.S. Bank National Association, as trustee, NewStar Trust 2005-1, as issuer, NewStar Short-Term Funding LLC, as borrower, NewStar Credit Opportunities Funding I Ltd., as seller, NATIXIS Financial Products Inc., as administrative agent and as investor agent, NewStar Warehouse Funding 2005 LLC, as issuer, NewStar Structured Finance Opportunities, LLC, as issuer, NewStar Commercial Loan Trust 2006-1, as issuer, NewStar Concentration LLC, as account titleholder, each party that from time to time executes and delivers a joinder thereto and Wachovia Bank, National Association, as Concentration Account Bank, as applicable.

“Interest”: For each Interest Period and each Advance outstanding, the sum of the products (for each day during such Interest Period) of:

IR x P x             1

                           D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 or, to the extent the Interest Rate is based on the Base Rate,
365 or 366 days, as applicable.

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts of Collections received in respect of interest (including, without limitation, the interest portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement), fees (including, without limitation, collateral management fees, commitment fees, unused line fees and termination fees) or other similar charges (including any Finance Charges) on or with respect to a Loan and in each case from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Borrower by the Servicer or Originator in respect of a Loan, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment plus any interest received on Permitted Investments.

“Interest Collections Account”: Defined in Section 6.4(h).

“Interest Period”: (a) With respect to each Advance (or portion thereof) funded at an Interest Rate other than the LIBOR Rate, (i) with respect to the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date and (ii) with respect to any subsequent Distribution Date, the period from and including the previous Distribution Date to but excluding such subsequent Distribution Date, and (b) with respect to each Advance (or portion thereof) funded at an Interest Rate equal to the LIBOR Rate, (i) with respect to the first Distribution Date, the period from and including the Closing Date to and including the Determination Date preceding the first Distribution Date and (ii) with respect to any subsequent Distribution Date, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.

“Interest Rate”: For any Interest Period and for each Advance outstanding for each day during such Interest Period:

(a) to the extent the Lender has funded the applicable Advance through the issuance of commercial paper (whether directly or indirectly through Belmont Funding LLC), a rate equal to the LIBOR Rate; or

(b) to the extent the Lender did not fund the applicable Advance through the issuance of commercial paper (whether directly or indirectly through Belmont Funding LLC), a rate equal to the Alternative Rate;

provided, however, the Interest Rate shall be the Base Rate for any Interest Period for any Advance as to which the Lender has funded the making or maintenance thereof by a sale of an interest therein to the Liquidity Bank under the Liquidity Agreement or total return swap on any day other than the first day of such Interest Period and without giving the Liquidity Bank at least two Business Days’ prior notice of such assignment.

“Interests in Real Property”: A fee simple interest, a financeable estate for years or a leasehold interest in each case in real property.

“Internal Report”: A report substantially in the form of a Servicing Report which is prepared by the Servicer and provided to the Borrower and the Trustee for purposes of internal monitoring and reconciliation of the transaction.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans pursuant to the Sale Agreement and the Transfer Documents and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Issuer”: Any entity whose principal business consists of issuing commercial paper or other notes to fund its acquisition or maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.

“Legal Final Maturity Date”: August 24, 2015.

“Lender”: Defined in the Preamble.

“Lender Fee Letter”: The fee letter among the Administrative Agent, the Borrower and any other parties thereto relating to the fees payable to the Administrative Agent in connection with the transactions contemplated hereby, as any such letter may be amended, modified, waived, supplemented, restated or replaced from time to time.

“LIBOR Rate”: For any day during any Interest Period and any Advance or portion thereof, an interest rate per annum equal to (a) the posted rate for one-month deposits in Dollars appearing on the applicable Telerate Page (3750 for Dollars, which is known as Telerate Successor Page 37507) or the applicable Reuters Screen Page, or a successor page, as of 11:00 a.m. (London time) on such day or (b) if no such rate appears on the applicable Telerate Page (3750 for Dollars, which is known as Telerate Successor Page 37507) or the applicable Reuters Screen Page, or a successor page, at such time and day, then the LIBOR Rate shall be determined by Wells Fargo Bank, N.A. at its office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30 day deposits in Dollars are being, have been, or would be offered or quoted by Wells Fargo Bank, N.A. to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidation Expenses”: With respect to any Loan or Portfolio Asset, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Loan or Portfolio Asset, as applicable, upon or after the expiration or earlier termination of such Loan or Portfolio Asset, as applicable, and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Loan or Portfolio Asset, as applicable, if it is a Charged-Off Loan or a Charged-Off Portfolio Asset, as applicable, and if requested by the Administrative Agent, the Servicer and Originator must provide to the Administrative Agent a breakdown of the Liquidation Expenses for such Loan or Portfolio Asset, as applicable, along with any supporting documentation therefor.

“Liquidity Agreement”: Means any agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, purchase assets from or cause third parties to purchase assets from the Lender in order to provide liquidity for the Lender’s Advances hereunder which in the case of the Lender initially is a total return swap pursuant to which the swap provider agrees to, among other things, provide liquidity to Belmont Funding LLC for MMP-7’s Advances hereunder and which has a current scheduled termination date of January 15, 2016. For the avoidance of doubt, such total return swap shall constitute the Liquidity Agreement and the swap provider shall be the Liquidity Bank for all purposes hereunder.

“Liquidity Bank”: The Person who provides liquidity support to Belmont Funding LLC or another Issuer which has a commitment to provide funding (directly or indirectly) to the Borrower under the VFN pursuant to a Liquidity Agreement in connection with the issuance by Belmont Funding LLC or such other Issuer of Commercial Paper Notes.

“Loan”: Any ABS Direct Loan, Middle Market Loan or Real Estate Loan originated or purchased by the Originator or the Borrower in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Originator and the Borrower in and to the loan and any Related Property excluding, however, the Retained Interest and Excluded Amounts set forth in clause (b)(iii) of the definition thereof.

“Loan Checklist”: The list delivered by or on behalf of the Borrower to the Trustee that identifies each of the items contained in the related Loan File which constitute Required Loan Documents.

“Loan Files”: With respect to any Loan and Related Security, copies of each of the Required Loan Documents and duly executed originals (to the extent required by the Credit and Collection Policy and the Servicing Standard) and copies of any other Records relating to such Loan and Related Security.

“Loan List”: The Loan List provided by the Borrower to the Administrative Agent and the Trustee, in the form of Schedule IV hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Loan-to-Value Ratio”: With respect to any Middle Market Loan, as of its date of origination, the percentage equivalent of a fraction (i) the numerator of which is equal to the commitment amount as provided in the applicable Underlying Instruments (or in the case of Revolving Loans the maximum availability thereof) of such Loan plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including in the case of Revolving Loans the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Related Property securing such Loan (as determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard unless the Administrative Agent in its discretion disagrees with such determination, in which case the decision of the Administrative Agent as to the enterprise value of the Related Property shall be conclusive and binding on the parties hereto absent manifest error). With respect to any Real Estate Loan, as of its date of origination, the percentage equivalent of a fraction (i) the numerator of which is equal to the original principal amount of such Real Estate Loan plus the then outstanding principal amount of any other senior or pari passu Indebtedness of the related Obligor secured by the same Mortgaged Property and (ii) the denominator of which is the Appraised Value of the Mortgaged Property determined in connection with the origination of such Real Estate Loan.

“MAI”: Member of the Appraisal Institute.

“Market Value”: As of any date of determination with respect to a bond, the percentage equivalent of a fraction, the numerator of which is equal to the present value of all remaining scheduled payments becoming due under such bond after such date of determination (determined as though all scheduled payments were due over the expected life of the related bond) discounted at the Market Value Discount Rate and the denominator of which is equal to the principal balance of the bond as of such date.

“Market Value Discount Rate”: As of any date of determination with respect to a bond, a rate equal to the sum of (i) the spread in basis points above the yield of a referenced U.S. Treasury Obligation (which shall have a maturity comparable to the expected life of such bond) and (ii) the yield of referenced U.S. Treasury Obligations (which shall be of a maturity comparable to the expected life of such bond).

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Trustee, the Administrative Agent, the Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower, the Servicer or the Trustee to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s, for the benefit of the Secured Parties, interest in the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan that (a) reduces the principal amount of such Loan, (b) reduces the rate of interest payable on such Loan, (c) postpones the due date of any Scheduled Payment in respect of such Loan, (d) terminates or releases any material lien or security interest securing such Loan (other than the release of such lien or security interest (i) as required by the Underlying Instruments so long as it does not involve a material portion of the Collateral or (ii) in conjunction with the sale or disposition of the assets subject to such lien or security interest so long as 100% of the cash proceeds from such sale or disposition (minus any taxes and expenses incurred in connection with such sale or disposition) are applied to prepay the applicable Loan and the gross cash proceeds from such sale or disposition are at least equal to 100% of the value of the property being released from such lien or security interest) or (e) alters the status of such Loan as a Delinquent Loan or Charged-Off Loan.

“Materially Modified Loan”: Any Loan subject to a Material Modification, unless otherwise deemed not to constitute a Materially Modified Loan by the Administrative Agent in its sole discretion.

“Material Middle Market Mortgage Loan”: Any Loan for which the underlying Related Property consisting of real property owned by the Obligor (i) represents 25% or more (measured by the book value of the three most valuable parcels of real property as of the date of such Loan) of (a) the original commitment for such Loan and (b) the fair value of the underlying Obligor and Related Property as a whole and (ii) is material to the operations of the related business; provided, however, that a Material Middle Market Mortgage Loan shall not include certain parcels of real property which the Obligor is in the process of disposing.

“Maximum Availability”: At any time, an amount equal to the lesser of (a) the product of the Borrowing Base and the Weighted Average Advance Rate and (b) the Facility Amount; provided, however, that during the Amortization Period, the Maximum Availability shall be equal to the Advances Outstanding.

“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice; (iv) any date on which a substitution or repurchase of a Loan occurs; (v) the day as of which any Loan becomes a Warranty Asset; (vi) the day as of which any Servicing Report, as provided for herein, is calculated; (vii) the date of any requested release of Principal Collections pursuant to Section 2.10(b) and (viii) any Discretionary Sale Date.

“Mezzanine Loan”: Any Real Estate Loan that is a Term Loan: (i) that is subordinate to a B-Note Loan in terms of priority of payment obligations and does not share in the same collateral package as senior loans to the applicable Obligor; (ii) where the underlying Related Property consists of real property and/or a pledge of the ownership interests in the entity that owns the related Mortgaged Property; and (iii) in the case of a Mezzanine Loan originated by the Originator or reunderwritten by the Originator, as applicable, is documented in a form consistent with the Credit and Collection Policy and the Servicing Standard.

“Middle Market Loan”: Each First Lien Loan or Participation thereof.

“MMP-7”: MMP-7 Funding, LLC, a Delaware limited liability company.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Rating”: With respect to any Loan, for determining the Moody’s Rating as of any date of determination: (a) for Middle Market Loans, (i) if such Loan is rated by Moody’s, such Moody’s rating, (ii) if such Loan is rated by S&P (but not Moody’s), such S&P rating, and (iii) if such Loan is not rated by Moody’s or S&P, a rating as determined by the Servicer in accordance with its Credit and Collection Policy and the Servicing Standard, and (b) for ABS Direct Loans and Real Estate Loans, (i) if such Loan is rated by Moody’s, such Moody’s rating, (ii) if such Loan is rated by S&P (but not Moody’s), such S&P rating, and (iii) if such Loan is not rated by Moody’s or S&P, a rating as determined by the Servicer in accordance with its Credit and Collection Policy and the Servicing Standard. The Administrative Agent shall have the right to challenge the rating determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such inputs or rating shall be conclusive and binding on the parties hereto absent manifest error.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second Lien on an Interest in Real Property securing a Loan subject to this Agreement, including the Assignment of Leases and Rents related thereto.

“Mortgaged Property”: The underlying Interests in Real Property (including any REO Property) which are subject to the Lien of a Mortgage that secures a Loan, consisting of Interests in Real Property in a parcel or parcels of land, at least one of which parcels is improved by a commercial building or facility, together with Interests in Real Property in such commercial building or facility and any personal property, fixtures, leases and other property or rights pertaining to such land, commercial building or facility which are subject to the related Mortgage.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“NATIXIS”: NATIXIS Financial Products Inc., a Delaware corporation.

“Nonrecoverable Advance”: Any Servicer Advance which, if made by the Servicer in respect of a Loan, in the reasonable good faith judgment of the Servicer would not be ultimately recoverable by the Servicer from the net proceeds and collections received solely with respect to such Loan, Mortgaged Property or Related Property, including related Liquidation Proceeds, REO Proceeds and escrowed amounts.

“Noteless Loan”: Means a Loan with respect to which the related Required Loan Documents do not (i) require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor, so long as such holder has not requested and obtained a promissory note from such Obligor.

“Obligor”: With respect to any Loan or Portfolio Asset, any Person or Persons obligated to make payments pursuant to or with respect to such Loan or Portfolio Asset, as applicable, including any guarantor thereof. For purposes of calculating any of the Concentration Limits, all Loans included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Principal Balances of all of Corporation A’s Loans included as part of the Collateral constitutes 10% of the Principal Collateral Value and the sum of the Principal Balances all of Corporation B’s Loans included as part of the Collateral constitutes 10% of the Principal Collateral Value, the combined Obligor concentration for Corporation A and Corporation B would be 20%.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Borrower or the Servicer, as the case may be, and delivered to the Trustee.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Originator”: Defined in the Preamble of this Agreement.

“Participations”: Participations acquired by the Borrower in all or a portion of an Eligible Loan held by a Selling Institution.

“Permitted Encumbrances”: Defined in Appendix A.

“Permitted Investments”: Means negotiable instruments or securities or other investments (i) which, except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) that, as of any date of determination, mature by their terms on or prior to the Business Day immediately preceding the next Distribution Date immediately following such date of determination, and (iii) that evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency, which in the case of Fitch, shall be “F-1+”;

(c) commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency, which in the case of Fitch, shall be “F-1+”;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(e) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from Moody’s, S&P and Fitch (if rated by Fitch);

(g) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by Fitch and each Rating Agency; or

(h) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies, which in the case of Fitch, shall be “F-1+” and in the case of S&P shall be “A-1”.

The Trustee may, pursuant to the direction of the Servicer or Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable, (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, and (c) Liens granted pursuant to or by the Transaction Documents.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Portfolio Asset”: Any loan or bond owned or serviced by the Company (including each Loan).

“Portfolio Principal Balance”: (i) With respect to any Portfolio Asset that is a bond, the product of (a) the lesser of the Market Value and the Bond Factor times (b) the principal balance of the bond outstanding (exclusive of any interest and Accreted Interest) as of the date it is acquired by the Company, after application of principal payments received on or before such date, and (ii) with respect to any Portfolio Asset that is a loan, the principal balance of the loan outstanding (exclusive of any interest and Accreted Interest) as of the date it is acquired by the Company, after application of principal payments received on or before such date, minus the sum of (x) the principal portion of the Scheduled Payments on such bond or loan, as applicable, received during each Due Period ending prior to the most recent Distribution Date, and (y) all other Principal Collections on such loan or bond, as applicable to the extent applied by the Company as recoveries of principal. The Portfolio Principal Balance of (i) a Charged-Off Portfolio Asset, (ii) any Prepaid Asset which has been prepaid in full or (iii) any Equity Security shall equal $0. For avoidance of doubt, any principal previously covered by servicer advances will be excluded from the principal amounts payable for purposes of this definition.

“Portfolio Principal Collateral Value”: As of any date of determination, the sum of the Portfolio Principal Balances of all Portfolio Assets.

“Prepaid Asset”: Any Loan or Portfolio Asset (other than a Charged-Off Loan or Charged-Off Portfolio Asset) that was terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayments”: Any and all (i) partial or full prepayments on or with respect to a Loan (including, with respect to any Loan and any Due Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Due Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will be applied to such Scheduled Payment on such due date), (ii) Recoveries, and (iii) Insurance Proceeds.

“Prime Rate”: For any day, a fluctuating rate per annum equal to the “prime rate” published in the Wall Street Journal from time to time or any successor publication acceptable to the Borrower, the Administrative Agent and the Lender.

“Principal Balance”: As of any Measurement Date, with respect to any Loan, the principal balance of the Loan outstanding (exclusive of any interest and Accreted Interest) as of the date it is transferred to the Borrower, after application of principal payments received on or before such date, minus the sum of (x) the principal portion of the Scheduled Payments on such Loan received during each Due Period ending prior to the most recent Distribution Date, and (y) all other Principal Collections on such Loan, as applicable to the extent applied by the Servicer as recoveries of principal. The Principal Balance of (i) a Charged-Off Loan, (ii) a Charged-Off Portfolio Asset, (iii) any Prepaid Asset which has been prepaid in full or (iv) any Equity Security shall equal $0. For avoidance of doubt, any principal previously covered by Servicer Advances will be excluded from the principal amounts payable for purposes of this definition.

“Principal Collateral Value”: On any Measurement Date, the sum of the Principal Balances of all Eligible Loans included as part of the Collateral on such date.

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Loans, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, the principal portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement) or received by or on behalf of the Borrower by the Servicer or Originator in respect of Loans and all Recoveries, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment.

“Principal Collections Account”: Defined in Section 6.4(h).

“Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Program Fee”: The fee set forth as such in the Lender Fee Letter.

“Program Fee Rate”: On any day, the rate set forth as such in the Lender Fee Letter.

“Purchased Loans”: Each Loan purchased by the Borrower under the Sale Agreement and owned by the Borrower, if any, as set forth on the Loan List delivered pursuant to Section 3.2(a)(i).

“Qualified Institution”: A depository institution or trust company acceptable to the Administrative Agent and a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualified Insurer”: An insurance company or security or bonding company qualified to write the applicable insurance policy in the relevant jurisdiction.

“Rating Agency”: Each of S&P, Moody’s and any other rating agency that has been requested to issue a rating with respect to any of the Loans.

“Real Estate Loan”: Each of the following types of Loans: Senior Secured Real Estate Loans; B-Note Loans; and Mezzanine Loans.

“Records”: All documents relating to the Loans, including books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Borrower, the Originator or the Servicer have generated, in which the Borrower or the Servicer have acquired an interest pursuant to the Sale Agreement or in which the Borrower, the Originator or the Servicer have otherwise obtained an interest.

“Recoveries”: As of the time any Related Property or any other related property is sold, discarded or abandoned (after a determination by the Servicer that such Related Property or any other related property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard (or such similar policies and procedures utilized by the Servicer in servicing the Portfolio Assets) with respect to any Charged-Off Loan or Charged-Off Portfolio Asset, the proceeds from the sale of the Related Property or any other related property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Charged-Off Loan or Charged-Off Portfolio Asset, the Related Property, any other related property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan or Portfolio Asset, as applicable, to be refunded to the related Obligor.

“Registered”: With respect to any debt obligation, a debt obligation that was issued after July 18, 1984 and that is in registered form for purposes of the Code.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Property”: With respect to any Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan (including, without limitation, Mortgaged Property and/or a pledge of the stock, membership or other ownership interests in the Obligor), including in each case all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used in the Sale Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (d) and (g) hereto and as used herein, all of the Borrower’s right, title and interest in and to:

(a) any Related Property securing a Loan and all Recoveries related thereto;

(b) all Required Loan Documents and Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan File or Records including, without limitation, rights of recovery of the Borrower against the Originator;

(c) all Insurance Policies with respect to any Loan;

(d) all security interests, liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;

(e) the Accounts and the Concentration Account as it relates to the Collateral, together with all Cash and investments in each of the foregoing other than amounts earned on investments therein;

(f) the Sale Agreement and the assignment to the Trustee, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Sale Agreement; and

(g) the proceeds of each of the foregoing.

“REO Acquisition”: The acquisition by the Servicer or an REO Affiliate on behalf of the Borrower for the benefit of the Secured Parties of any Mortgaged Property through foreclosure or by deed in lieu of foreclosure.

“REO Affiliate”: A limited partnership, limited liability company or business trust organized under the laws of any state of the United States which is wholly owned by the Borrower which acquires title to any REO Property in connection with any REO Acquisition.

“REO Loan”: Any Loan as to which the related Mortgaged Property has been acquired by the Servicer or an REO Affiliate on behalf of the Borrower through foreclosure or by deed in lieu of foreclosure.

“REO Property”: A Mortgaged Property acquired by REO Acquisition.

“Replaced Loan”: Defined in Section 2.19(a).

“Reporting Date”: The date that is two Business Days prior to the 20th of each month (unless in such month a Distribution Date occurs in which case two Business Days prior to such Distribution Date), commencing October 20, 2005.

“Required Advance Reduction Amount”: On any day, an amount equal to the excess, if any, of (a) the Advances Outstanding on such day over (b) the Maximum Availability on such day.

“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments:

(a) (i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee, for the benefit of the Secured Parties (and evidencing an unbroken chain of endorsements from the prior holder thereof evidenced in the chain of endorsements to the Trustee, for the benefit of the Secured Parties), with any endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the benefit of the Secured Parties”, and (ii) in the case of a Noteless Loan, (x) a copy of each Transfer Document, and (y) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement), as applicable, together with, to the extent in the possession of the Originator or reasonably available to the Originator, copies of all other documents and instruments described in clauses (b), (c) and (d) with respect to such Noteless Loan;

(b) other than in the case of a Noteless Loan, originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c) other than in the case of a Noteless Loan, an Agented Loan or a Third Party Serviced Loan, if any Loan is secured by a Mortgage:

(i) either (i) the original Mortgage, the original Assignment of Leases and Rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and Assignments of Leases and Rents with evidence of recording thereon, (ii) copies thereof certified by the Servicer, by Closing Counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office or (iii) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(ii) an Assignment of Mortgage and of any other material recorded security documents (including any Assignment of Leases and Rents) in recordable form, executed by the Borrower or the prior holder of record, in blank or to the Trustee, for the benefit of the Secured Parties (and evidencing an unbroken chain of assignments from the prior holder of record to the Trustee, for the benefit of the Secured Parties), with any assignment to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the benefit of the Secured Parties”;

(d) other than in the case of a Noteless Loan with respect to any Loan originated by the Originator, either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee, for the benefit of the Secured Parties, as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, together with (except for Agented Loans and Third Party Serviced Loans) a copy of each intervening UCC-2 or UCC-3 financing statement showing a complete chain of assignment from the secured party named in such UCC-1 Financing Statement to the Trustee, for the benefit of the Secured Parties, with evidence of filing thereon disclosing the assignment to the Trustee, for the benefit of the Secured Parties, of the security interest in the personal property securing the Loan or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

For each Participation, an original participation agreement or participation instrument by and between the Selling Institution and the Borrower or from the Selling Institution to the Borrower, as applicable, together with the Required Loan Documents (with such defined term modified as appropriate under such circumstances) relating to the underlying Loan evidencing the ownership of such Loan in the Selling Institution.

“Required Reports”: Collectively, the Servicing Report, the Servicer’s Certificate required pursuant to Section 6.13(c), the financial statements of the Servicer required pursuant to Section 6.13(d), the annual statements as to compliance required pursuant to Section 6.14 and the independent public accountant’s report(s) required pursuant to Section 6.15.

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person or of the manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or the manager of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”: (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (i) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (ii) distributions by the Borrower to its members of amounts received by the Borrower pursuant to clause EIGHTH of Section 2.10(a) or clause EIGHTH of Section 2.11(a) do not constitute Restricted Junior Payments, and (iii) distributions by the Borrower to its members of Loans or of cash or other proceeds relating thereto which have been repurchased or substituted by the Borrower in accordance with this Agreement do not constitute Restricted Junior Payments.

“Retained Interest”: (a) With respect to any Delayed Draw Term Loan, any Revolving Loan or any Loan with an unfunded commitment on the part of the lender that does not provide by its terms that funding thereunder is in the lender’s sole and absolute discretion and the right to receive payment (but not the obligation of the lender to provide additional fundings) with respect to which Loan is transferred to the Borrower (including any transfer by a third party to the Borrower at the direction of the Originator) which the Borrower has Granted to the Trustee for the benefit of the Secured Parties including, without limitation, Agented Loans and Third Party Serviced Loans, all of the obligations, if any, of the lender to provide additional funding with respect to such Loan, and (b) with respect to any Participation or any Loan arising under agented or syndicated Underlying Instruments that is transferred to the Borrower, (i) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Participation or such Loan arising under agented or syndicated Underlying Instruments and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Participation or such Loan arising under agented or syndicated Underlying Instruments that relate to such portion(s) of the indebtedness that is owned by another lender (which may be the Originator) or is described in clause (a) of this definition; provided, however, that for the avoidance of doubt, as between the Borrower and the Originator, the Originator shall be responsible for and assume all obligations of the lender with respect to that portion of the Loan not transferred to the Borrower including all Retained Interests described in clause (a) of this definition.

“Retransfer Price”: Defined in Section 2.19(b).

“Review Criteria”: Defined in Section 8.2.

“Revolving Loan”: A Middle Market Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit by the Originator to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed or which is a Delayed Draw Term Loan; provided, that any such Loan shall exclude any Retained Interest.

“Revolving Period”: The period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“S&P Rating”: With respect to any Loan, for determining the S&P Rating as of any date of determination: (a) for Middle Market Loans, (i) if such Loan is rated by S&P, such S&P rating, (ii) if such Loan is rated by Moody’s (but not S&P), such Moody’s rating, and (iii) if such Loan is not rated by S&P or Moody’s, a ratings estimate as determined by the Servicer utilizing CreditModel; and (b) for ABS Direct Loans and Real Estate Loans, (i) if such Loan is rated by S&P, such S&P rating, (ii) if such Loan is rated by Moody’s (but not S&P), such Moody’s rating, and (iii) if such Loan is not rated by Moody’s or S&P, a rating as determined by the Servicer in accordance with its Credit and Collection Policy and the Servicing Standard. The

Administrative Agent shall have the right to challenge the inputs utilized for any CreditModel model or rating determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such inputs or rating shall be conclusive and binding on the parties hereto absent manifest error.

“Sale Agreement”: The Sale and Contribution Agreement, dated as of the date hereof, between the Originator and the Borrower, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Scheduled Payment”: The scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan or Portfolio Asset, as adjusted pursuant to the terms of the related Required Loan Documents.

“Second Lien Loan”: Any Middle Market Loan that (i) is secured by a valid and perfected second priority security interest on all of the Obligor’s assets constituting Related Property for the Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral), (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder, (iii) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both), (iv) has a Loan-to-Value Ratio of less than or equal to 75%, and (v) in the case of a Second Lien Loan originated by the Originator, is documented in a form consistent with the Credit and Collection Policy and the Servicing Standard.

“Secured Party”: (i) The Lender, (ii) the Administrative Agent and (iii) each other Affected Party.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Securities Account Control Agreement, dated as of the date hereof, among NewStar Short-Term Funding LLC, as the debtor, the Servicer, U.S. Bank, as the Trustee, and U.S. Bank, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”: The meaning specified in Section 8-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: An institution, the Originator or any wholly owned Affiliate of the Originator from which the Originator or any such Affiliate acquires a Participation which it sells to the Borrower or from which the Borrower acquires a Participation, as applicable.

“Senior Secured Real Estate Loan”: Any Real Estate Loan that is a Term Loan that (i) is secured by a valid and perfected first priority Mortgage on the Obligor’s Mortgaged Property constituting Related Property for the Loan, (ii) the underlying Related Property consists primarily of real property, (iii) has as its sole purpose to provide mortgage financing to the Obligor, (iv) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (v) in the case of a Senior Secured Real Estate Loan originated by the Originator, is documented in a form consistent with the Credit and Collection Policy and the Servicing Standard.

“Servicer”: NewStar Financial, Inc., and each successor (in the same capacity) appointed as Successor Servicer pursuant to Section 6.19(a).

“Servicer Advance”: An advance of Scheduled Payments made by the Servicer pursuant to Section 6.5 or as otherwise permitted or required as a Servicer Advance pursuant to this Agreement.

“Servicer Default”: Defined in Section 6.18.

“Servicer Termination Notice”: Defined in Section 6.18.

“Servicer’s Certificate”: Defined in Section 6.13(c).

“Servicing Fee”: Defined in Section 2.15(b).

“Servicing Fee Rate”: 1.0% per annum.

“Servicing File”: For each Loan, the following documents or instruments:

(a) copies of each of the Required Loan Documents;

(b) with respect to any Material Middle Market Mortgage Loan or Real Estate Loan:

(i) the original or a copy of the lender’s title insurance policy or a written commitment to issue such title insurance policy issued on or about the date of the origination of such Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy or commitment, or, with respect to each Loan not covered by a lender’s title insurance policy to the extent customary in the applicable jurisdiction, an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the related Mortgaged Property is located, or, if such policy or commitment has not been issued and if the related Loan was funded through a title insurance company or other comparable closing agent pursuant to escrow instructions or lender’s closing instructions precluding the title insurance company or such agent from funding until the title insurance company is prepared to issue the required title insurance coverage, a copy of such escrow instructions or lender’s closing instructions;

(ii) the originals or copies of any environmental indemnity agreement;

(iii) the Appraisal or Appraisals relating to the related Mortgaged Property;

(iv) any Environmental Site Assessment in the possession of the Servicer relating to the related Mortgaged Property;

(c) any other portion of the Loan File which is not part of the Required Loan Documents.

“Servicing Report”: Defined in Section 6.13(b).

“Servicing Standard”: Shall mean with respect to any Loans, to service and administer such Loans on behalf of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices (A) which are consistent with the higher of: (x) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loans for its own account, and (y) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (B) with a view to maximize the value of the Loans; and (C) without regard to: (1) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (2) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan, (3) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Servicer or any Affiliate of any Loans, (5) the ownership, servicing or management for others by the Servicer of any other Loans or property by the Servicer or (6) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of Mezzanine Loans of the Obligor with respect to such Loans.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital.

“SPE Obligor”: With respect to any ABS Direct Loan, an entity which (i) is formed solely for the purpose of acquiring and directly holding an ownership interest in a pool of assets, (ii) does not engage in any business unrelated to the ownership of such a pool of assets, (iii) does not have any assets other than those related to its interest in such a pool of assets, (iv) has books, records and accounts which are separate and apart from the books, records and accounts of any other Person, (v) is subject to limitations comparable to substantially all of the limitations on powers set forth in the organizational documentation of the Borrower as of the Closing Date, (vi) holds itself out as being an entity separate and apart from any other Person and (vii) is not taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to tax on a net income basis.

“Special Warranty Asset” means any Loan that fails to satisfy the criteria set forth in clause (dd) of the definition of Eligible Loan on any day.

“Subordinated Loan”: Any Middle Market Loan which is a Term Loan that (i) may be secured by a combination of senior and/or junior Liens on substantially all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio of less than or equal to (a) 80% where the Related Property is not primarily real property, and (b) 90% where the Related Property is primarily real property, (iii) contains terms which, upon the occurrence of an “event of default” (however denominated or described) under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the Borrower’s portion of such Loan would be paid only after the other lenders to such Obligor (including any lender party making any First Lien Loan or other Indebtedness of the related Obligor whose right to payment is contractually senior to the Borrower) is paid in full, and (iv) in the case of a Subordinated Loan originated by the Originator, is documented in a form consistent with the Credit and Collection Policy and the Servicing Standard.

“Subsidiary”: As to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) sufficient to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”: On any day, an Eligible Loan that meets each of the conditions for substitution set forth in Section 2.19.

“Successor Servicer”: Defined in Section 6.19(a).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”: The earliest of (a) the date of the termination of the Facility Amount pursuant to Section 2.5, (b) the Business Day designated by the Borrower to the Administrative Agent as the Termination Date at any time following two Business Days’ prior written notice thereof to the Administrative Agent, (c) May 20, 2011, or such later date as such date may be extended pursuant to and in accordance with Section 2.1(d), (d) the date the Liquidity Agreement shall cease to be in full force and effect (provided, however, that if the total return swap which constitutes the Liquidity Agreement with respect to MMP-7 ceases to be of full force and effect under circumstances in which a successor Issuer or other Person which finances its activities by borrowing from an Issuer has become a successor Lender in accordance with Section 13.16 and assumes MMP-7’s obligations hereunder provided, that NATIXIS acts as Liquidity Bank with respect thereto under a Liquidity Agreement, the failure of such total return swap to be in full force and effect shall not constitute a Termination Date hereunder), and (e) the date of the declaration of the Termination Date pursuant to Section 10.2(a) or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(b).

“Termination Event”: Defined in Section 10.1.

“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Originator arising from an extension of credit by the Originator to an Obligor.

“Third Party Agented Loan” means, with respect to any Loan to an Eligible Obligor, (a) the Loan is originated by a Person other than the Originator as part of a syndicated loan transaction which is reunderwritten by the Originator in accordance with the Credit and Collection Policy prior to such Loan becoming part of the Collateral hereunder, (b) the Required Loan Documents are delivered to the Trustee in accordance with this Agreement, (c) the Borrower has all of the rights of the lender which have been transferred to the Borrower with respect to such Loan and the Related Property but none of the obligations as such obligations relate to the Retained Interest, (d) the Loan, if secured, is secured by the Related Property on a pro rata basis, with all other lenders with respect to such Obligor’s indebtedness of equal priority issued in such loan transaction, and (e) the third party Loan originator (or an affiliate thereof) is the lead or administrative agent, collateral agent and paying agent for all lenders in such loan transaction and receives payment directly from the related Obligor on behalf of such lenders.

“Third Party Serviced Loan” means any Third Party Agented Loan or Participated Loan with respect to which a third party unaffiliated with the Servicer services and administers such Loan, together with other pari passu loans to the same Obligor secured by the same Related Property.

“Third Party Servicer” means the lead agent or other servicer or administrative agent under any Third Party Serviced Loan responsible for the servicing and administration thereof.

“Title Policy”: Defined in Appendix A.

“Trade Ticket”: A confirmation of the purchase and sale of a Loan provided by the Borrower or the Servicer to the Trustee in connection with such purchase.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Guaranty, the Intercreditor Agreement, the Securities Account Control Agreement, the Variable Funding Note, the Lender Fee Letter, the Trustee Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transfer Document”: With respect to any Loan, each transfer document or instrument relating to such Loan evidencing the assignment or Participation of such Loan either (1) to the Originator, from the Originator to the Borrower or (2) from the prior third party owner thereof directly to the Borrower (at the direction of the Originator).

“Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) of the Trustee incurred in connection with transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer in an amount not to exceed $50,000.

“Trustee”: U.S. Bank, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed Trustee pursuant to Section 8.5.

“Trustee Fee”: Defined in Section 8.4.

“Trustee Fee Letter”: The Trustee Fee Letter, dated as of the date hereof, by and among the Servicer, the Borrower, the Administrative Agent and the Trustee, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Trustee Termination Notice”: Defined in Section 8.5.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The indenture, loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“U.S. Bank”: Defined in the Preamble.

“U.S. Treasury Obligations”: Direct registered obligations of the United States which are expressly backed by the full faith and credit of the United States, but excluding (x) any such obligations that are bonds that, at the time of determination, do not make periodic payments of interest and (y) such obligations that are interest only securities.

“Variable Funding Note” or “VFN”: Defined in Section 2.1.

“Warranty Asset”: Any Loan (i) that is a Delinquent Loan, (ii) that is a Charged-Off Loan, (iii) that portion thereof that is in excess of Concentration Limits, (iv) that fails to satisfy any criteria (other than the criteria set forth in clause (dd)) of the definition of Eligible Loan as of the related Funding Date or any Determination Date, or (v) with respect to which a Warranty Event has occurred.

“Warranty Event”: As to any Loan, the discovery that as of the related Funding Date or any Determination Date there existed a breach of any representation or warranty relating to such Loan (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan) and the failure of Borrower to cure such breach, or cause the same to be cured, within twenty days after the earlier occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof.

“Weighted Average Advance Rate”: For any Advances Outstanding on any day, the weighted average of the Advance Rates applicable to the Eligible Loans backing such Advances on such day, weighted according to the proportion of the Principal Collateral Value that each type of Loan forming a part of the Collateral represents.

“WSO System”: The loan administrator software system developed by JPMorgan FCS Corp., a wholly owned subsidiary of JPMorgan Chase Bank, a Texas corporation, or such other loan administration software system approved in writing by the Administrative Agent.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(g) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II

PURCHASE OF THE VARIABLE FUNDING NOTE

Section 2.1 The Variable Funding Note.

(a) On the terms and conditions hereinafter set forth, Borrower shall deliver a duly executed variable funding note (the “Variable Funding Note” or “VFN”), in substantially the form of Exhibit B, on the Closing Date, to the Lender at its address set forth on Annex A to this Agreement. The Variable Funding Note shall evidence the Advances hereunder. Interest shall accrue, and the VFN shall be payable, as described herein. The VFN shall be in the name of “MMP-7 Funding, LLC” and shall be in the maximum principal amount of up to $50,000,000 and otherwise duly completed.

(b) On the terms and conditions hereinafter set forth, from the Closing Date to, but excluding the Termination Date, the Borrower may, at its option, request the Lender to make advances of funds under the VFN (each, an “Advance”) and the Lender shall make such Advance in an amount equal to such requested Advance; provided, that in no event shall the Lender make any Advance if, after giving effect to such Advance the aggregate Advances Outstanding hereunder would exceed the lesser of (i) the Facility Amount or (ii) the Maximum Availability. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, the Lender shall not be obligated to provide the Administrative Agent or the Borrower with aggregate funds in connection with an Advance that would exceed the unused Commitment then in effect.

(c) [Reserved].

(d) The Borrower may, within 60 days but not less than 45 days prior to the expiration of the Liquidity Agreement in the case of an extension of the Liquidity Agreement or the date set forth in clause (c) of the definition of Termination Date in the case of an extension of this Agreement (the “Extension Notice Period”), by written notice to the Administrative Agent, make a request (i) for the Liquidity Bank which has a Liquidity Agreement with a scheduled termination date within the next 364 days following the Extension Notice Period to extend the term of such Liquidity Agreement for an additional period of 364 days and (ii) for the Administrative Agent to extend the date set forth in clause (c) of the definition of Termination Date for an additional period of 364 days. The Administrative Agent will give prompt notice to the Lender and the Liquidity Bank of its receipt of such request, and the Lender and the Liquidity Bank shall make a determination, in their sole discretion, not less than 15 days prior to the expiration of the date set forth in clause (c) of the definition of Termination Date or the expiration of the Liquidity Agreement (as applicable) as to whether or not it will agree to the applicable extension requested. The failure of the Administrative Agent or of the Liquidity Bank, as applicable, to provide timely notice of its decision to the Borrower shall be deemed to constitute a refusal by the Lender or the Liquidity Bank (as applicable) to extend the date set forth in clause (c) of the definition of Termination Date or the term of the Liquidity Agreement, as applicable. In the event that the term of any such Liquidity Agreement or the date set forth in clause (c) of the definition of Termination Date is not extended for a period of up to 364 days, the Termination Date shall be extended with the consent of the Administrative Agent (such consent not to be unreasonably withheld) for a period of 90 days and notice of such termination shall be provided by the Administrative Agent to the Trustee, the Originator, the Borrower and the Servicer. Only one such 90 day extension of the Termination Date, as described in this Section 2.1(d), may occur. The Borrower confirms that the Liquidity Bank and the Lender, in their sole and absolute discretion, without regard to the value or performance of the Loans or any other factor, may elect not to extend the Liquidity Agreement or the date set forth in clause (c) of the definition of Termination Date.

(e) Notwithstanding anything contained in this Section 2.1 or contained herein, on and after May 22, 2009, the Borrower shall be prohibited from and shall cease acquiring ABS Direct Loans, Real Estate Loans (including, without limitation, Senior Secured Real Estate Loans, B-Note Loans or Mezzanine Loans) or Middle Market Loans that are DIP Loans, Second Lien Loans or Subordinated Loans. ABS Direct Loans, Real Estate Loans (including, without limitation, Senior Secured Real Estate Loans, B-Note Loans or Mezzanine Loans) or Middle Market Loans that are DIP Loans, Second Lien Loans or Subordinated Loans shall be prohibited from becoming part of the Collateral without the consent of the Administrative Agent.

Section 2.2 [Reserved].

Section 2.3 Procedures for Advances by the Lender.

(a) Each Advance from the Lender hereunder shall be effected by the Borrower (or the Servicer on its behalf) delivering to the Administrative Agent (with a copy to the Trustee) a duly completed Borrowing Notice (along with a Borrowing Base Certificate) no later than 2:00 p.m. at least one Business Day prior to the proposed Funding Date; provided, however, that Advances in an aggregate amount not to exceed $20,000,000 may be requested no later than 10:00 a.m. on the Business Day of the proposed Funding Date. Each Borrowing Notice (along with a Borrowing Base Certificate) shall (i) specify the desired amount of such Advance, which amount must be in a minimum amount of at least $1,000,000, (ii) specify the date of such Advance, (iii) specify the Loans to be financed on such Funding Date (including the appropriate file number, Principal Balance for each Loan and identifying each Loan by type and proposed Advance Rate applicable to each Loan) and (iv) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Borrowing Notice shall be irrevocable.

(b) On the date of each Advance, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower in its Borrowing Notice given pursuant to this Section 2.3, an amount equal to the least of (i) the amount requested by the Borrower for such Advance, (ii) an amount equal to the Availability on such Funding Date and (iii) the Facility Amount.

Section 2.4 Delivery of Loans.

(a) Upon the acquisition of any Collateral by the Borrower, the ownership of each transferred Underlying Instrument and the contents of each Loan File will be vested in the Borrower. Each Loan and Related Security transferred to the Borrower shall immediately and without further action automatically become part of the Collateral.

(b) Pursuant to and in accordance with the terms of Section 3.2(c), the Borrower will deliver, or cause to be delivered, to the Trustee the Required Loan Documents accompanied by the related Loan Checklist relating to each Loan being transferred to the Borrower on such Funding Date.

Section 2.5 Reduction of the Facility Amount; Optional Repayments.

(a) The Borrower may, upon at least 20 Business Days’ prior written notice (such notice to be received by the Administrative Agent no later than 5:00 p.m. on such day) to the Administrative Agent, terminate in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, accrued Interest and Breakage Costs; provided, however, that each partial reduction of the Facility Amount shall be in an aggregate amount equal to at least $1,000,000. Each notice of reduction or termination pursuant to this Section 2.5(a) shall be irrevocable.

(b) The Borrower may, upon one Business Day’s prior written notice (such notice to be received by the Administrative Agent no later than 5:00 p.m. on such day) to the Administrative Agent, reduce the Advances Outstanding by remitting to the Administrative Agent, for payment to the Lender, (i) Cash and (ii) instructions to reduce such Advances Outstanding, related accrued Interest and Breakage Costs; provided, that no such reduction shall be given effect if a Termination Event or Unmatured Termination Event has occurred, is continuing or would result from such reduction. Any reduction of the Advances Outstanding shall be in a minimum amount of $1,000,000 (or such lesser amount as may be required to prevent a Termination Event pursuant to Section 10.1(i)). Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Administrative Agent shall apply such amounts first to the reduction of the Advances Outstanding and second to the payment of related accrued Interest on the amount of the Advances Outstanding to be repaid by paying such amount to the Lender, and third to the payment of any Breakage Costs. Any notice relating to any prepayment pursuant to this Section 2.5(b) shall be irrevocable.

Section 2.6 Determination of Interest.

The Lender (or its agent) shall advise the Servicer of the Interest Rates for the Interest Period and the Interest (including unpaid Interest related thereto, if any, due and payable to a prior Distribution Date) to be paid by the Borrower with respect to each Advance on each Distribution Date for the related Interest Period on the third Business Day prior to such Distribution Date.

Section 2.7 Payment by Legal Final Maturity Date.

Notwithstanding anything to the contrary contained herein, the Borrower shall pay the Aggregate Unpaids on or before the Legal Final Maturity Date.

Section 2.8 [Reserved].

Section 2.9 Notations on Variable Funding Note.

The Administrative Agent is hereby authorized to enter on a schedule attached to the VFN a notation (which may be computer generated) with respect to each Advance under the VFN made by the Lender of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Administrative Agent to make any such notation on the schedule attached to the VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.10 Distributions During the Revolving Period.

(a) On each Distribution Date during the Revolving Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from (1) the Collection Account, to the extent of Available Funds, and (2) Servicer Advances of Scheduled Payments, if any, received with respect to the immediately preceding Due Period that ended on the last day of the calendar quarter (or month if the Administrative Agent makes an election to change the Distribution Date pursuant to clause (b) of the definition thereof) immediately preceding the calendar month in which such Distribution Date occurs, the following amounts in the following order of priority:

(i) FIRST, to the extent not paid for by the Servicer, pro rata to the Trustee, (a) in an amount equal to any accrued and unpaid Trustee Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to its duties as Trustee hereunder, in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided, that amounts payable pursuant to clause (b) shall not exceed $5,000 for any Distribution Date;

(ii) SECOND, to the Servicer, in an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections in respect of the Loan for which such Servicer Advance was made), for the payment thereof;

(iii) THIRD, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the preceding Due Period, for the payment thereof;

(iv) FOURTH, to the Administrative Agent (or, at the direction of the Administrative Agent, to the Lender), in accordance with the amount of Advances Outstanding, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;

(v) FIFTH, to the Administrative Agent (or, at the direction of the Administrative Agent, to the Lender), if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero;

(vi) SIXTH, to the Administrative Agent (or, at the direction of the Administrative Agent, to the Lender), the Trustee, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amount owed to such Person under this SIXTH clause, all other amounts, including Increased Costs but other than Advances Outstanding, then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to its duties as Trustee hereunder, to the extent not paid pursuant to clause FIRST above in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof;

(vii) SEVENTH, to the Servicer, in an amount equal to the sum of (i) any unreimbursed Servicer Advances, to the extent not paid pursuant to clause SECOND above, and (ii) any Nonrecoverable Advance for the payment thereof; and

(viii) EIGHTH, any remaining amount shall be distributed to the Borrower, provided, that the Borrower shall first reimburse the Servicer for any unreimbursed amounts paid by the Servicer pursuant to Section 2.16, Section 2.17 or Section 13.9 together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(b) On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collections Account, withdraw such funds for the purpose of reinvesting in additional Eligible Loans and/or making reductions of Advances Outstanding pursuant to Section 2.5 hereof, provided the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.2(b) have been satisfied;

(ii) the Servicer provides same day written notice to the Administrative Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount thereof;

(iii) the notice required in clause (ii) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-2 or Exhibit A-3, as applicable, and a Borrowing Base Certificate and the same shall be executed by the Borrower and at least one Responsible Officer of the Servicer;

(iv) the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:00 p.m. on that same date) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and

(v) upon the satisfaction of the conditions set forth in clauses (i) through (iv) above, the Trustee will release funds from the Principal Collections Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collections Account on such day.

Section 2.11 Distributions During the Amortization Period.

(a) On each Distribution Date during the Amortization Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from (i) the Collection Account, to the extent of Available Funds, and (ii) Servicer Advances of Scheduled Payments, if any, received with respect to the immediately preceding Due Period, the following amounts in the following order of priority:

(i) FIRST, to the extent not paid for by the Servicer, pro rata to the Trustee, (2) in an amount equal to any accrued and unpaid Trustee Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to its duties as Trustee hereunder, in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided, that amounts payable pursuant to clause (b) shall not exceed $5,000 for any Distribution Date;

(ii) SECOND, to the Servicer, in an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections in respect of the Loan for which such Servicer Advance was made), for the payment thereof;

(iii) THIRD, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the preceding Due Period, for the payment thereof;

(iv) FOURTH, to the Administrative Agent (or, at the direction of the Administrative Agent, to the Lender), in accordance with the amount of Advances Outstanding hereunder, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;

(v) FIFTH, to the Administrative Agent (or, at the direction of the Administrative Agent, to the Lender), in accordance with the amount of Advances Outstanding hereunder, in an amount necessary to reduce the Advances Outstanding and Aggregate Unpaids to zero;

(vi) SIXTH, to the Administrative Agent (or, at the direction of the Administrative Agent, to the Lender), the Lender, the Trustee, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amount owed to such Person under this SIXTH clause, all other amounts, including Increased Costs but other than Advances Outstanding, then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to its duties as Trustee hereunder to the extent not paid pursuant to clause FIRST above in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof;

(vii) SEVENTH, to the Servicer, in an amount equal to the sum of (i) any unreimbursed Servicer Advances, to the extent not paid pursuant to clause SECOND above, and (ii) any Nonrecoverable Advance for the payment thereof; and

(viii) EIGHTH, any remaining amount shall be distributed to the Borrower, provided, that the Borrower shall first reimburse the Servicer for any unreimbursed amounts paid by the Servicer pursuant to Section 2.16, Section 2.17 or Section 13.9 together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

Section 2.12 Collections and Allocations.

(a) Collections. The Servicer shall promptly identify (with the assistance of the Trustee, if necessary) any collections as being on account of Interest Collections, Principal Collections or other Collections, whether received by it or on deposit in the Custodial Account and shall transfer or cause to be transferred to the Collection Account, and the Servicer, in its capacity as Concentration Account Servicer under the Intercreditor Agreement shall transfer, or cause to be transferred, all Collections received directly by it or on deposit in the form of available funds in the Concentration Account to the Collection Account by the close of business on the second Business Day after such Collections are received. Upon the transfer of Collections to the Collection Account, and on the basis of information received from the Servicer, the Trustee shall segregate Principal Collections and Interest Collections and transfer the same to the corresponding Principal Collections Account and Interest Collections Account, as applicable. The Trustee shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Trustee shall further provide a statement to the Servicer as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account as of the related Determination Date on each Reporting Date for inclusion in the Servicing Report delivered pursuant to Section 6.13(c).

(b) Initial Deposits. On the Closing Date and on each Addition Date thereafter, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-Off Date and through and including the Closing Date or Addition Date, as the case may be, in respect of Eligible Loans being transferred to and included as part of the Collateral on such date.

(c) Excluded Amounts. With the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Servicer to the Trustee), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent (with a copy to the Trustee) a report setting forth the calculation of such Excluded Amounts in a form and substance satisfactory to the Administrative Agent in its sole discretion.

(d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Collection Account on or before 3:00 p.m., all such amounts shall be invested in Permitted Investments selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Distribution Date; to the extent that there are uninvested available funds deposited after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Distribution Date. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Custodial Account after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Custodial Account (net of losses and investment expenses) after 3:00 p.m., all such amounts may be swept into the overnight funds investment which shall be a Permitted Investment selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied pursuant to the provisions of Section 2.10 and Section 2.11. All investments shall be subject to availability. Absent receipt of instructions as contemplated herein, the Trustee shall have no obligation to invest any funds.

Section 2.13 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account and if not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, the Lender. All computations of interest and all computations of Interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Distribution Date to satisfy the full amount of any Increased Costs pursuant to clause SIXTH of Section 2.10(a) or clause SIXTH of Section 2.11(a), such unpaid amounts shall remain due and owing and shall accrue Interest until repaid in full.

(c) If any Advance requested by the Borrower and approved by the Lender and the Administrative Agent pursuant to Section 2.3 is not, for any reason made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the Lender and each Affected Party against any reasonable loss, cost or expense incurred by the Lender and each Affected Party including, without limitation, Breakage Costs and any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by the Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.

Section 2.14 [Reserved].

Section 2.15 Fees.

(a) The Servicer on behalf of the Borrower shall pay in accordance with Section 2.10(a)(iv) and Section 2.11(a)(iv), as applicable, to the Administrative Agent from the Collection Account to the extent funds are available on each Distribution Date, in arrears in respect of each Due Period, the Program Fee and the Commitment Fee.

(b) The Servicer shall be entitled to receive a fee (the “Servicing Fee”), in arrears in respect of each Due Period in accordance with Section 2.10(a)(iii) and Section 2.11(a)(iii), as applicable, which fee shall be equal to the product of (i) the Servicing Fee Rate, (ii) average daily Principal Collateral Value during the immediately preceding Due Period (which, in the case of the first Due Period, shall commence as of the Closing Date) and (iii) the actual number of days in such Due Period divided by 360. The Servicing Fee is payable to the Servicer to compensate the Servicer for performing its obligations as Servicer hereunder and, so long as the Servicer is also the Originator, for the Originator’s performance of its obligations hereunder and under the Sale and Contribution Agreement as such obligations relate to Collateral purchased directly by the Borrower from third parties which was reunderwritten by the Originator on behalf of the Borrower in connection with the Borrower’s purchase thereof.

(c) The Trustee shall be entitled to receive the Trustee Fee and such parties shall be entitled to receive reimbursement for certain expenses as described in, and in accordance with, Section 2.10(a)(i) and (vi) and Section 2.11(a)(i) and (vi), as applicable. The Borrower shall pay within 30 days after receiving an invoice for such amounts the reasonable fees and expenses of counsel to the Trustee incurred in connection with the closing of the transaction.

(d) [Reserved].

(e) The Borrower shall pay to Dechert LLP, counsel to the Lender, on the Closing Date, its reasonable estimated fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Dechert LLP within 30 Business Days after receiving an invoice for such amounts.

Section 2.16 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any interest in the Collateral, or any right to make Advances hereunder or payments under any Liquidity Agreement, or on any payment made hereunder or thereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the interest in the Collateral Granted to the Trustee hereunder or to a Liquidity Bank under a Liquidity Agreement or the Lender’s rights hereunder or Liquidity Bank’s rights thereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or such Liquidity Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay (and to the extent the Borrower does not make such payment the Servicer shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or under a Liquidity Agreement or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay (and to the extent the Borrower does not make such payment the Servicer shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if the issuance of Interpretation No. 46 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator or Borrower with the assets and liabilities of the Administrative Agent, the Lender or the Liquidity Bank, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.16.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.16, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or under a Liquidity Agreement or the funding or maintenance of Advances hereunder or payments thereunder, then within ten days after demand by such Affected Party, the Borrower shall pay (or to the extent the Borrower does not make such payment the Servicer shall pay) to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.16, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.16 shall submit to the Borrower and the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) If the Lender shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrower and the Servicer, whereupon all Advances Outstanding in respect of which Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

Section 2.17 Taxes.

(a) All payments made by an Obligor in respect of a Loan and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Affected Party or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Lender, any Affected Party or the Administrative Agent, respectively, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which the Lender, any Affected Party or the Administrative Agent, are organized, conducts business or is paying taxes (as the case may be).

(b) The Borrower will indemnify (and to the extent the indemnification provided by the Borrower is insufficient the Servicer will indemnify) each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Borrower and the Servicer.

(c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent at the address set forth on Annex A to this Agreement, appropriate evidence of payment thereof.

(d) If the Lender is not created or organized under the laws of the United States or a political subdivision thereof, the Lender shall deliver to the Borrower, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of the Lender without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.17(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower or the Servicer to make payments hereunder for the account of the Lender without deduction or withholding of United States federal income or similar Taxes.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lender is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.17, then, within ten days after demand by the Lender, the Borrower shall pay (or to the extent the Borrower does not make such payment the Servicer shall pay) to the Lender such additional amount or amounts as may be necessary to reimburse the Lender for any amounts paid by it.

(f) Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.17 shall survive the termination of this Agreement.

Section 2.18 Assignment of the Sale Agreement.

The Borrower hereby assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Trustee, for the benefit of the Secured Parties, its right to indemnification under Article IX of the Sale Agreement. The Borrower confirms that the Trustee on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.19 Substitution of Loans; Repurchase or Substitution of Warranty Assets.

(a) Substitution of Loans. On any day prior to the occurrence of a Termination Event (and after the Termination Date at the sole discretion of the Administrative Agent), the Borrower may, subject to the conditions set forth in this Section 2.19 and subject to the other restrictions contained herein, replace any Loan with one or more Eligible Loans (each, a “Substitute Loan”); provided, that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i) the Borrower has recommended to the Administrative Agent (with a copy to the Trustee) in writing that the Loan to be replaced should be replaced (each a “Replaced Loan”);

(ii) each Substitute Loan is an Eligible Loan on the date of substitution;

(iii) after giving effect to any such substitution, the Advances Outstanding do not exceed the lesser of (i) the Facility Amount and (ii) the Maximum Availability;

(iv) for purposes only of substitutions pursuant to Section 2.19(b) undertaken because a Loan has become a Warranty Asset, the sum of the Principal Balances of such Substitute Loans shall be equal to or greater than the sum of the Principal Balances of the Replaced Loans;

(v) all representations and warranties of the Borrower contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;

(vi) the substitution of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(vii) the Borrower shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date; and

(viii) each Loan that is replaced pursuant to the terms of this Section 2.19 shall be substituted only with another Loan that meets the foregoing conditions.

In addition, the Borrower shall in connection with such substitution deliver the related Required Loan Documents to the Trustee and the related Servicing File to the Servicer. In connection with any such substitution, the Trustee, for the benefit of the Secured Parties, shall, automatically and without further action, be deemed to transfer to the Borrower, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under such Replaced Loan, but without any other representation and warranty of any kind, express or implied.

(b) Repurchase or Substitution of Warranty Assets. If on any day a Loan is (or becomes) a Warranty Asset, no later than twenty days following the earlier of knowledge by the Borrower of such Loan becoming a Warranty Asset or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall either: (i) make a deposit to the Collection Account (for allocation pursuant to Section 2.10 or Section 2.11, as applicable) in immediately available funds in an amount equal to the sum of (a) the Principal Balance of such Loan, (b) any outstanding Servicer Advance thereon, (c) any accrued and unpaid interest thereon and (d) any costs and damages incurred by the Administrative Agent, the Trustee, the Lender or any other Affected Party in connection with any violation by such Loan of any predatory-or abusive-lending law which is an Applicable Law (collectively, the “Retransfer Price”); or (ii) subject to the satisfaction of the conditions in Section 2.19(a), substitute for such Warranty Asset a Substitute Loan. In either of the foregoing instances, the Borrowing Base shall be reduced by the Principal Balance of each such Warranty Asset and, if applicable, increased by the Principal Balance of each Substitute Loan. Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Borrower of a Substitute Loan for each Warranty Asset (the “Retransfer Date”), such Warranty Asset shall not be included in the Borrowing Base and, as applicable, the Substitute Loan shall be included in the Collateral. Upon the Retransfer Date of each Warranty Asset, the Trustee, for the benefit of the Secured Parties, shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under such Warranty Asset and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Warranty Asset, and Recoveries relating thereto, all rights to security for any such Warranty Asset, and all Proceeds and products of the foregoing. The Trustee, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer, execute such documents and instruments of transfer as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the transfer of such Warranty Asset pursuant to this Section 2.19.

(c) Special Warranty Assets. If on any day a Loan (which is not then a Warranty Asset) becomes a Special Warranty Asset, the Borrowing Base shall be reduced by the Principal Balance of such Special Warranty Asset. If at any point in time thereafter such Loan becomes a Warranty Asset, the provisions of Section 2.19(b) shall apply thereto except that there shall not be any additional reduction of the Borrowing Base with respect thereto.

Section 2.20 [Reserved].

Section 2.21 Discretionary Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Discretionary Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the release of Collateral from the Lien of this Agreement (each, an “Discretionary Sale”), subject to the following terms and conditions:

(i) At least one Business Day prior to each Discretionary Sale Date, the Borrower shall have given the Administrative Agent written notice of its intent to effect a Discretionary Sale (each such notice a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Loans to be released from the Lien of this Agreement pursuant to such Discretionary Sale;

(ii) Any Discretionary Sale shall be made by the Borrower to a purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale;

(iii) After giving effect to the Discretionary Sale and the release of the Lien of this Agreement on any Discretionary Sale Date, (a) the remaining Advances Outstanding shall not exceed the lesser of the Facility Amount and the Maximum Availability, (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted; and

(iv) On the related Discretionary Sale Date, the Administrative Agent on behalf of the Lender (and with respect to its expenses, the Trustee) shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be released to the Borrower pursuant to this Section 2.21 plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent to be attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Lender and the Affected Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Distribution Date (including, without limitation, Breakage Costs) in each case, to the extent attributable to the Collateral to be released to the Borrower pursuant to this Section 2.21;

provided, that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clause (iii) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale.

(b) In connection with any Discretionary Sale, following receipt by the Administrative Agent of the amounts referred to in clause (iv) above, there shall be released from the Lien of this Agreement to the Borrower without recourse, representation or warranty all of the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral so released from the Lien of this Agreement (subject to the requirements of clause (iii) above).

(c) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee and the Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Trustee, the Secured Parties and any other party having an interest in the Collateral in connection with such Discretionary Sale).

(d) In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Trustee, on behalf of the Secured Parties, shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Collateral to be released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, as it is directed by the Administrative Agent to be necessary and appropriate to release the Lien of the Trustee on the portion of the Collateral to be released to the Borrower and release and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

ARTICLE III

CONDITIONS TO ADVANCES

Section 3.1 Conditions to Closing and Initial Advance.

The Lender shall not be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall the Lender, Administrative Agent and the Trustee be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent;

(b) The Borrower, the Servicer and the Originator shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent as to this and other closing matters a certification in the form of Exhibits F-1 or F-2, as applicable;

(c) The Borrower and the Servicer shall have delivered (i) to the Administrative Agent duly executed Powers of Attorney in the form of Exhibits G-1 and G-3 and (ii) to the Trustee duly executed Powers of Attorney in the form of Exhibits G-2 and G-4;

(d) The Borrower and the Servicer shall each have delivered to the Administrative Agent a certificate as to Solvency in the form of Exhibits E-1 and E-2.

Section 3.2 Conditions Precedent to All Advances.

Each Advance to the Borrower by the Lender (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) (i) With respect to any Advance (including the Initial Advance), the Servicer shall have delivered to the Administrative Agent (with a copy to the Trustee), no later than 2:00 p.m., one Business Day prior to the related Funding Date (or no later than 10:00 a.m. on the Business Day of the proposed Funding Date in the case of a same-day funding pursuant to Section 2.3(a)) in a form and substance satisfactory to the Administrative Agent, a Borrowing Notice (Exhibit A-1), Borrowing Base Certificate (Exhibit A-4), Loan List and Servicing Report, if applicable, and (ii) with respect to any reduction in Advances Outstanding pursuant to Section 2.5(b) or any reinvestment of Principal Collections permitted by Section 2.10(b), the Servicer shall have delivered to the Administrative Agent (with a copy to the Trustee) at least one Business Day prior to any reduction of Advances Outstanding or same day notice no later than 1:00 p.m. on such day a Borrowing Notice (Exhibit A-2) or for any reinvestment of Principal Collections a Borrowing Notice (Exhibit A-3) and a Borrowing Base Certificate (Exhibit A-4) executed by the Servicer and the Borrower;

(b) On the date of such Transaction the following statements shall be true and the Borrower shall be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) No event has occurred and is continuing, or would result from such Transaction, that constitutes a Termination Event or Unmatured Termination Event;

(iii) On and as of such day, after giving effect to such Transaction, the Advances Outstanding shall not exceed the lesser of (x) the Facility Amount and (y) the Maximum Availability;

(iv) On and as of such day, the Borrower and the Servicer each has performed all of the covenants and agreements contained in this Agreement to be performed by such person at or prior to such day;

(v) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advance or incremental Advance by the Lender in accordance with the provisions hereof, the reduction of Advances Outstanding, the reinvestment of Principal Collections or any other transaction contemplated herein;

(c) The Borrower shall have caused any assignment or Transfer Document for any Loan to be in the possession of the Trustee within two Business Days of any related Funding Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Trustee within the earlier of two Business Days after the date specified for delivery of such Required Loan Documents to the Originator or the Borrower, as applicable, in the Underlying Instruments or seven Business Days after any related Funding Date as to any Purchased Loans that become part of the Collateral after the Closing Date;

(d) The Borrower shall not have requested the Termination Date to occur;

(e) The Termination Date shall not have occurred;

(f) On the date of such Transaction, the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably require;

(g) The Administrative Agent shall have received from the Borrower all hedging confirms relating thereto, if any are then required hereunder;

(h) The Borrower and Servicer shall have delivered (or caused to be delivered) to the Administrative Agent all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.3;

(i) The Borrower shall have paid all fees required to be paid, including all fees required hereunder and under the Lender Fee Letter and shall have reimbursed the Lender, the Trustee and the Administrative Agent for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lender, the Trustee and the Administrative Agent; and

(j) The Borrower shall have delivered to the Administrative Agent and the Trustee (and on which the Trustee may conclusively rely) an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent certifying that each of the foregoing conditions precedent has been satisfied.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent, which right may be exercised at any time on the demand of the Administrative Agent, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3 Custodianship; Transfer of Loans and Permitted Investments.

(a) The Trustee on behalf of the Secured Parties shall hold all Certificated Securities (whether Loans or Permitted Investments) and Instruments delivered to it in physical form at the office of the Trustee in Boston, Massachusetts or the office of the Trustee in Florence, South Carolina at the addresses specified in Schedule III hereto. Any successor Trustee shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(i) Each time that the Borrower shall direct or cause the acquisition of any Permitted Investment, the Borrower shall, if such Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Custodial Account or Collection Account (with respect to Permitted Investments), cause the transfer of such Permitted Investment) in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Trustee to be held in the Custodial Account or Collection Account, as applicable for the benefit of the Secured Parties in accordance with the terms of this Agreement. The security interest of the Trustee, for the benefit of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee, for the benefit of the Secured Parties, shall nevertheless come into existence and continue in the Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Permitted Investment.

The Borrower shall cause all Permitted Investments to be credited to the appropriate Account, in each case for the benefit of the Trustee, and shall cause all Loans acquired by the Borrower to be delivered to the Trustee for the benefit of the Secured Parties by one of the following means (and shall take any and all other actions necessary to create in favor of the Trustee, for the benefit of the Secured Parties, a valid, perfected, first priority security interest in each Loan and Permitted Investment Granted to the Trustee under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such Grant):

(ii) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Trustee in the Commonwealth of Massachusetts or the State of South Carolina and (B) causing the Trustee to maintain (on behalf of the Secured Parties) continuous possession of such Instrument or Security Certificate in the Commonwealth of Massachusetts or the State of South Carolina;

(iii) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iv) in the case of any Security Entitlement, by causing the Trustee to become the Entitlement Holder of such Security Entitlement;

(v) in the case of general intangibles (including any loan not evidenced by an Instrument and any Participation in which neither the Participation nor the underlying debt are evidenced by any Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Trustee as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State for the State of Delaware;

(vi) in the case of a Participation which represents 100% of the beneficial ownership of the underlying debt and in which the underlying debt is evidenced by an Instrument which is delivered to the Trustee by taking the actions specified in clause (i) with respect to such Instrument;

(vii) in the case of a Participation which represents 100% of the beneficial ownership of the underlying debt and in which the underlying debt is evidenced by an Instrument which is not delivered to the Trustee, by causing the Selling Institution to authenticate a record (within the meaning of Section 9-313(c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Trustee; and

(viii) in the case of a Participation which represents less than 100% of the beneficial ownership of the underlying debt, (A) if the underlying debt is evidenced by an Instrument which is delivered to the Trustee, by taking the actions specified in clause (i) (with the Instrument to be Indorsed in blank) and by causing the Trustee to maintain continuous possession of such Instrument in the Commonwealth of Massachusetts or the State of South Carolina for the benefit of the Trustee on behalf of the Secured Parties (to the extent of the Participation) and for the benefit of the other beneficial owners thereof, and (B) if the underlying debt is evidenced by an Instrument which is not delivered to the Trustee, by causing the Selling Institution to authenticate a record (within the meaning of Section 9-313(c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Trustee on behalf of the Secured Parties (to the extent of the Participation) and for the other beneficial owners thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and Grant interests in the Collateral.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, (c) Grant interests in the Collateral, and (d) receive Advances and sell the Collateral on the terms and conditions provided herein and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the Grant of an interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, operating agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Borrower.

(i) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit E-1.

(j) Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Lender were utilized by the Borrower in identifying and/or selecting the Loans in the Collateral. In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Originator and is then in effect.

(k) Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from any Advance hereunder) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m));

(iii) with respect to Collateral that constitute “security entitlements”:

(1) all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2) the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Trustee as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3) the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee. The Borrower has not authorized or allowed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided, that until the Trustee delivers a notice of exclusive control under the Securities Account Control Agreement, the Borrower and the Servicer may cause cash in the Accounts to be invested in Permitted Investments.

(iv) all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the Granting of a security interest in the Loans hereunder to the Trustee, on behalf of the Secured Parties;

(vii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Granted to the Trustee, on behalf of the Secured Parties, under this Agreement;

(viii) other than the security interest Granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Borrower under the Sale Agreement or (B) that has been terminated. The Borrower is not aware of the filing of any judgment or tax lien filings against the Borrower;

(ix) all original executed copies of each underlying promissory note that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Trustee;

(x) other than in the case of Noteless Loans, with respect to Loans originated by the Originator which are sold by the Originator to the Borrower, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties;

(xi) none of the underlying promissory notes, if any, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;

(xii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Trustee and, if in registered form, has been specially Indorsed to the Trustee, on behalf of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Trustee, on behalf of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiii) with respect to Collateral that constitutes an “uncertificated security”, that the Borrower of such uncertificated security has registered the Trustee, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

(n) Reports Accurate. All Servicing Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent, the Trustee or the Lender in connection with this Agreement are true, complete and correct.

(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit F-1. The Borrower has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.

(p) Concentration Account. The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Borrower at such Concentration Account Bank is specified in Schedule II. The Concentration Account and the Custodial Account are the only accounts to which Collections on the Collateral are sent. Except as contemplated by the Intercreditor Agreement, the Borrower has not granted any Person other than the Administrative Agent and Trustee an interest (whether currently or contingently) in the Concentration Account.

(q) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r) Sale Agreement. The Sale Agreement together with the Transfer Documents are the only agreements pursuant to which the Borrower purchases or otherwise acquires Collateral.

(s) Value Given. The Borrower shall have given reasonably equivalent value to the Originator or the applicable third party transferor of Collateral in consideration for the transfer to the Borrower of such Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(t) Accounting. The Borrower accounts for the transfers to it from the Originator of interests in Collateral under the Sale Agreement as financings of such Collateral for consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein) provided that for federal income tax reporting purposes, the Borrower is treated as a disregarded entity and therefore the transfer is not recognized.

(u) Special Purpose Entity. The Borrower has not and shall not:

(i) engage in any business or activity other than the purchase and receipt of Collateral and related assets, the Grant of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than the Collateral;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate or fail to comply with the provisions of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 of its operating agreement and any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or fail to observe limited liability company formalities;

(v) own any Subsidiary or make any investment in any Person other than an REO Affiliate without the consent of the Administrative Agent;

(vi) except as permitted by this Agreement and the Intercreditor Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lender, except for trade payables in the ordinary course of its business; provided, that such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with unrelated third parties;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Borrower and the Originator or any principal or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Loans, Cash and Permitted Investments);

(xv) fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Internal Revenue Code and regulations (without limiting the foregoing, it is acknowledged and agreed that a single member limited liability company is a disregarded entity for purposes of the Internal Revenue Code);

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix) except as may be required by the Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xx) permit any transfer (whether in any one or more transactions) of any direct ownership interest in the Borrower to the extent it has the ability to control the same, other than a pledge of the membership interests in the Borrower to secure the Fortress Notes, unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Company may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements);

(xxii) fail to pay its own liabilities and expenses only out of its own funds;

(xxiii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiv) acquire the obligations or securities of its Affiliates or stockholders;

(xxv) guarantee any obligation of any Person, including an Affiliate (other than any REO Subsidiary);

(xxvi) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxvii) fail to use separate invoices and checks bearing its own name;

(xxviii) pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to the payment of the indebtedness to the Secured Parties hereunder;

(xxix) fail at any time to have at least one independent manager (an “Independent Manager”) who is not currently a director, officer, employee, trade creditor, shareholder, manager or member (or spouse, parent, sibling or child of the foregoing) of (a) the Originator, (b) the Borrower, (c) any principal of the Originator, (d) any Affiliate of the Originator, or (e) any Affiliate of any principal of the Originator; provided, however, such Independent Manager may be an independent manager or an independent manager of another special purpose entity affiliated with the Originator; and

(xxx) fail to provide that the unanimous consent of all its managers (including the consent of the Independent Manager) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing.

(v) Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or Insolvency Laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Collateral or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(w) Investment Company Act. The Borrower is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(x) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(y) PUHCA. The Borrower is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.

(z) Compliance with Law. The Borrower has complied in all respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Laws (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(aa) Credit and Collection Policy. The Borrower has complied in all material respects with all provisions applicable to it under the Credit and Collection Policy with respect to all of the Collateral.

(bb) Collections. The Borrower acknowledges that all Collections received by it with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(cc) Set-Off, etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, or, to the best of the Borrower’s knowledge, by the Originator or by any third party seller thereof or by the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower, or, to the best of the Borrower’s knowledge, by the Originator or the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Collateral otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy and the Servicing Standard.

(dd) Full Payment. As of the Funding Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Collateral will not be paid in full.

(ee) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(ff) Representations and Warranties in Sale Agreement. The representations and warranties made by the Originator to the Borrower in the Sale Agreement are hereby remade by the Borrower on each date to which they speak in the Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ff), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Administrative Agent and each of the Secured Parties under the terms hereof mutatis mutandis.

(gg) Reaffirmation of Representations and Warranties by the Borrower. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.1 are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(hh) Participations. The participation interests created with respect to the Participations do not violate any provisions of the underlying Required Loan Documents.

(ii) Environmental.

(i) No Hazardous Materials are present on such Mortgaged Property such that (A) the value, use or operation of such Mortgaged Property is materially and adversely affected or (B) under Applicable Law, (1) such Hazardous Materials could be required to be eliminated at a cost materially and adversely affecting the value of the Mortgaged Property before such Mortgaged Property could be altered, renovated, demolished or transferred or (2) the presence of such Hazardous Materials could (upon action by the appropriate Governmental Authorities) subject the owner of such Mortgaged Property, or the holders of a security interest therein, to liability for the cost of eliminating such Hazardous Materials or the hazard created thereby at a cost materially and adversely affecting the value of the Mortgaged Property, and (ii) such Mortgaged Property is in material compliance with all Applicable Laws pertaining to Hazardous Materials or environmental hazards, any noncompliance with such laws does not have a material adverse effect on the value of such Mortgaged Property and neither the Borrower nor, to the Borrower’s knowledge, the related Mortgagor or any current tenant thereon, has received any notice of violation or potential violation of any such law.

(jj) USA PATRIOT Act. The Borrower is not (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto.

Section 4.2 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, as of the Closing Date and as of each Addition Date:

(a) Binding Obligation, Valid Transfer and Security Interest.

(i) Each of this Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ii) This Agreement constitutes a valid Grant of a security interest in all of the Collateral to the Trustee, for the benefit of the Secured Parties, of all right, title and interest of the Borrower in, to and under all of the Collateral, free and clear of any Lien of any Person claiming through or under the Borrower or its Affiliates, which upon the delivery of the Required Loan Documents to the Trustee, the crediting of Loans to the Accounts and the filing of the financing statements described in Section 4.1(m) shall be a valid and first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Collection Account or any other Account and, if this Agreement constitutes the Grant of a security interest in such property, except for the interest of Borrower in such property as a debtor for purposes of the UCC.

(b) Eligibility of Collateral. As of the Closing Date and each Addition Date, (i) the Loan List and the information contained in the Borrowing Notice delivered pursuant to Section 2.3 is an accurate and complete listing of all Collateral as of the Cut-Off Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each such Loan that is part of the Borrowing Base is an Eligible Loan, (iii) the Borrower owns all right, title and interest in and to each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the Grant of an interest in such Collateral to the Trustee for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect, (v) each item of Collateral constitutes the legal, valid and binding obligation of the parties thereto, respectively, enforceable against the parties thereto, respectively, in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered a suit at law or in equity) and (vi) no such item of Collateral contravenes any Applicable Laws (including, without limitation, all Applicable laws relating to predatory and abusive lending laws and all laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, and privacy).

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Borrower’s knowledge, on the part of the Obligor.

(d) Certain Tax Matters. The Borrower hereby represents and warrants that, after consultation with its tax advisors, it is unaware of the presence of factors in the transaction that would cause the transaction contemplated by this Agreement and the other Transaction Documents to constitute a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

Section 4.3 Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows as of the Closing Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation or by-laws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h) Reports Accurate. All Servicer Certificates and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Trustee or the Lender in connection with this Agreement are accurate, true and correct.

(i) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Loans or the reunderwriting and servicing of the Loans, as applicable.

(j) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(k) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.

(l) Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent and the Servicer shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit E-2.

(m) Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from any Advance hereunder) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Servicer does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(o) Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has Granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and perfected first priority security interest in the Collateral (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Trustee’s security interest in the Collateral have been (or prior to the date of the applicable Advance will be) made.

(p) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Servicer, or in which employees of the Servicer are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(q) Investment Company Act. The Servicer is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act, as amended, or is exempt from the provisions of the 1940 Act.

(r) USA PATRIOT Act. The Servicer is not (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(s) Environmental. (i) No Hazardous Materials are present on such Mortgaged Property such that (A) the value, use or operation of such Mortgaged Property is materially and adversely affected or (B) under Applicable Law, (1) such Hazardous Materials could be required to be eliminated at a cost materially and adversely affecting the value of the Mortgaged Property before such Mortgaged Property could be altered, renovated, demolished or transferred or (2) the presence of such Hazardous Materials could (upon action by the appropriate Governmental Authorities) subject the owner of such Mortgaged Property, or the holders of a security interest therein, to liability for the cost of eliminating such Hazardous Materials or the hazard created thereby at a cost materially and adversely affecting the value of the Mortgaged Property, and (ii) such Mortgaged Property is in material compliance with all Applicable Laws pertaining to Hazardous Materials or environmental hazards, any noncompliance with such laws does not have a material adverse effect on the value of such Mortgaged Property and neither the Servicer nor, to the Servicer’s knowledge, the related mortgagor or any current tenant thereon, has received any notice of violation or potential violation of any such law.

Section 4.4 Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e) Originator’s Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement, (ii) (at the Servicer’s expense) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Delivery of Collections. The Borrower will pay to the Servicer promptly (but in no event later than two Business Days after receipt) all Collections received by Borrower in respect of the Collateral and cause the same to be promptly deposited into the Collection Account by the Servicer in accordance with Section 5.4(l).

(g) Separate Limited Liability Company Existence. The Borrower shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(h) Credit and Collection Policy. The Borrower will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent; provided, that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.

(i) Termination Events. The Borrower will provide the Administrative Agent (with copy to the Trustee) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Borrower has knowledge or has received notice. In addition, no later than five Business Days following the Borrower’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Borrower will provide to the Administrative Agent (with copy to the Trustee) a written statement of the chief financial officer or Responsible Officer handling financial matters of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j) Taxes. The Borrower will file and pay any and all Taxes required to meet its obligations with respect thereto under the Transaction Documents.

(k) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Collateral or to make distributions to its members in accordance with the terms hereof.

(l) Obligor Notification Forms. The Borrower shall furnish the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion after the occurrence of a Termination Event or an Unmatured Termination Event) Obligor notification forms to give notice to the Obligors of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(m) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than in accordance with the terms of the Intercreditor Agreement.

(n) Borrower’s Collateral. With respect to each item of Collateral pledged to the Trustee, for the benefit of the Secured Parties, the Borrower will (i) take all action necessary to perfect, protect and more fully evidence the Trustee’s, for the benefit of the Secured Parties, interests in such Collateral, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Borrower in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Trustee may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.

(o) Notices. The Borrower will furnish to the Administrative Agent:

(i) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Originator, the Servicer or the Borrower which equal or exceed $1,000,000 in the aggregate, telephonic, facsimile or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;

(iii) Representations. Forthwith upon receiving knowledge of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Borrower (or any Affiliate thereof), a copy of such notice;

(v) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s or the Secured Parties’ interest in the Collateral, or the Borrower, the Servicer or the Originator; provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s or the Secured Parties’ interest in the Collateral, or the Borrower, the Servicer or the Originator in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(o); and

(vi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.

(p) Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Trustee, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

Section 5.2 Negative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a) Other Business. Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) form any Subsidiary other than any REO Affiliate or make any Investments in any other Person.

(b) Loans Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Closing Date or the related Addition Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale, the Borrower will not sell, pledge, assign or transfer to any other Person, or Grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any Collateral and the Borrower shall defend the right, title and interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided, however, that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, other than any REO Affiliate or in connection with the exercise of remedies in connection with a Loan, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement or to the Sale Agreement).

(e) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.

(f) Restricted Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its members on their membership interests.

(g) Change of Name or Location of Loan Files. The Borrower shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee or the Servicer moving, the Required Loan Documents and the Loan Files from the location thereof on the Closing Date, unless the Borrower has given at least 30 days’ written notice to the Trustee and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral.

(h) [Reserved]

(i) ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result in any liability, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(j) Operating Agreement; Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of Sections 1.05, 1.07, 1.08, 3.01, 4.02(b) and 10.01 the proviso in Section 10.01(a) of its operating agreement or any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or of the Sale Agreement without the prior written consent of the Administrative Agent.

(k) Changes in Payment Instructions to Obligors. The Borrower will not add or terminate the Concentration Account Bank or the Concentration Account listed in Schedule II or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(l) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Collateral (including the Related Security).

(m) Credit and Collection Policy. The Borrower will furnish to the Administrative Agent, prior to its effective date, written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent; provided, that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.

Section 5.3 [Reserved].

Section 5.4 Affirmative Covenants of the Servicer.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Collateral and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d) Keeping of Records and Books of Account.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Servicer shall permit the Trustee, the Administrative Agent or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Servicer having knowledge of such matters.

(iii) The Servicer will, on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing (A) the sale of the Collateral from the Originator to the Borrower and (B) the pledge of the Collateral by the Borrower to the Trustee, for the benefit of the Secured Parties.

(e) Preservation of Security Interest. The Servicer (at its own expense) will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral.

(f) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent, prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could have a Material Adverse Effect without the prior written consent of the Administrative Agent; provided, that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent. Performance by the Servicer of this obligation shall be deemed performance by the Borrower of its similar obligation under Section 5.1.

(g) Termination Events. The Servicer will provide the Administrative Agent (with a copy to the Trustee) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Servicer has knowledge or has received notice. In addition, no later than five Business Days following the Servicer’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Servicer will provide to the Administrative Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. Performance by the Servicer of this obligation shall be deemed performance by the Borrower of its similar obligation under Section 5.1.

(h) Taxes. The Servicer will file and pay any and all Taxes required to meet the obligations of the Borrower under the Transaction Documents. Performance by the Servicer of this obligation shall be deemed performance by the Borrower of its similar obligation under Section 5.1.

(i) Other. The Servicer will promptly furnish to the Administrative Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Trustee, the Administrative Agent or Secured Parties under or as contemplated by this Agreement.

(j) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s or the Secured Parties’ interest in the Collateral, or the Borrower, the Servicer or the Originator or any of their Affiliates; provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s or the Secured Parties’ interest in the Collateral, or the Borrower, the Servicer or the Originator or any of their Affiliates in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.4(j).

(k) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the Borrower, the Servicer or any of their Affiliates.

(l) Servicing of Participations. With respect to Participations, the Servicer shall: (i) segregate all Loan Files with respect to such Loans; (ii) keep separate records with respect to such Loans; and (iii) identify each Participation on the Servicing Reports required hereunder with respect to such Loans.

(m) Change-in-Control. Upon the occurrence of a Change-in-Control, the Servicer shall provide the Administrative Agent with notice of such Change-in-Control within 30 days after completion of the same.

(n) [Reserved].

(o) Change in Accounting Policies. The Servicer will provide the Administrative Agent (with a copy to the Trustee) with written notice of any material proposed change in its accounting policies (other than due to changes in GAAP) relating to the Collateral or the transactions contemplated by the Transaction Documents within ten Business Days after the chief financial officer (or other individual managing such function) of the Servicer has determined to implement such change.

Section 5.5 Negative Covenants of the Servicer.

From the date hereof until the Collection Date:

(a) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account, Cash or Cash proceeds other than Collections in respect of the Collateral.

(b) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or sell its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or sale and such supplemental agreement comply with this Section 5.5(b) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or sale to the Administrative Agent;

(iii) after giving effect thereto, no Termination Event or Servicer Default or event that with notice or lapse of time would constitute either a Termination Event or a Servicer Default shall have occurred; and

(iv) the Administrative Agent has consented in writing to such consolidation, merger, conveyance or sale.

(c) Change of Name or Location of Loan Files. The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Servicer has given at least 30 days’ written notice to the Administrative Agent and the Trustee and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(d) Change in Payment Instructions to Obligors. The Servicer will not terminate the Concentration Account Bank or the Concentration Account listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Concentration Account Bank, unless the Trustee, acting at the direction of the Administrative Agent, has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of each Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(e) Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loans.

Section 5.6 Affirmative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Trustee at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.7 Negative Covenants of the Trustee.

(a) No Changes in Trustee Fee. From the date hereof until the Collection Date, the Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of the Administrative Agent, the Borrower and the Servicer.

(b) Required Loan Documents. The Trustee will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

ARTICLE VI

ADMINISTRATION AND SERVICING OF LOANS

Section 6.1 Designation of the Servicer.

(a) Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to the Company a Servicer Termination Notice, the Company is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon the Servicer’s receipt of a Servicer Termination Notice (with a copy to the Trustee) from the Administrative Agent pursuant to the terms of Section 6.18, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best reasonable efforts to assist the successor Servicer in assuming such obligations.

(c) Subcontracts. The Servicer may, with the prior consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided, however, that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Default.

(d) Servicing Programs. In the event that the Servicer uses any software program in servicing the Collateral that it licenses from a third party, the Servicer shall use its best reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Servicer to assign such licenses to any Successor Servicer appointed as provided in this Agreement.

Section 6.2 Duties of the Servicer.

(a) Appointment. The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. In order to facilitate the servicing of the Collateral, the Trustee is hereby directed to and does authorize the Servicer to perform the duties of the Servicer under this Agreement and the other Transaction Documents. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Borrower hereby acknowledge that the Trustee, the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder. The parties hereto each acknowledge that the Servicer, as Servicer under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Related Property and under the Required Loan Documents as have been transferred to the Borrower and the Trustee with respect to the related Loan.

(b) Duties.

(i) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, and in accordance with the Credit and Collection Policy and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(ii) preparing and submitting of claims to, and post-billing liaison with, Obligors on each Loan;

(iii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent (with a copy to the Trustee) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent may reasonably request;

(iv) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v) promptly delivering to the Administrative Agent or the Trustee, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Trustee may from time to time reasonably request;

(vi) identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is Granting a security interest therein to the Trustee, for the benefit of the Secured Parties, pursuant to this Agreement;

(vii) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that is reasonably expected to have a Material Adverse Effect;

(viii) providing prompt written notice to the Administrative Agent, prior to the effective date thereof, of any changes in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect;

(ix) maintaining the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral;

(x) maintaining the Loan File with respect to Loans included as part of the Collateral, provided, that so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet; and

(xi) directing the Trustee to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.10 and Section 2.11.

(c) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Trustee and the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent and the Trustee (except as otherwise set forth herein) shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(d) Any payment by an Obligor in respect of any Indebtedness owed by it to the Originator or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of an item of Collateral of such Obligor (starting with the oldest such Collateral) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3 Authorization of the Servicer.

(a) Each of the Borrower, the Trustee and the Secured Parties hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the Grant of the Collateral to the Trustee, in the determination of the Servicer, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Borrower and the Trustee for the benefit of the Secured Parties shall execute and deliver to the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make the Secured Parties, the Trustee or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation, in each such case arising out of or relating to the administration, collection or enforcement of any Loan (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) After a Termination Event has occurred and is continuing, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided, however, that the Administrative Agent may, at any time that a Termination Event or Unmatured Termination Event has occurred and is continuing, notify any Obligor with respect to any Collateral of the Grant of such Collateral to the Trustee on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Trustee or any servicer, collection agent or lock-box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4 Collection of Payments.

(a) Collection Efforts; Modification of Collateral. The Servicer will collect, or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair in any material respect the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Servicing Standard.

(b) Prepaid Asset. Prior to a Termination Event, the Servicer may not voluntarily permit a Loan to become a Prepaid Asset in whole or in part, unless (x) the Servicer provides a Substitute Loan in accordance with Section 2.19 or (y) such prepayment will not result in the Collection Account receiving an amount less than the sum of (a) the Principal Balance (or portion thereof to be prepaid) on the date of such payment, (b) any outstanding Servicer Advances thereon and (c) any accrued and unpaid interest thereon and related Breakage Costs. After a Termination Event has occurred, the Servicer may not voluntarily permit a Loan to become a Prepaid Asset in whole or in part unless the Servicer collects an amount equal to the sum of (a) the Principal Balance (or portion thereof to be prepaid) on the date of such prepayment, (b) any outstanding Servicer Advances thereon, and (c) any accrued and unpaid interest thereon and related Breakage Costs.

(c) Acceleration. If required by the Credit and Collection Policy and the Servicing Standard, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Charged-Off Loan.

(d) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to Borrower for such application under the Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e) Payments to Concentration Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Concentration Account, provided, however, that the Servicer is not required to so instruct any Obligor which is solely a guarantor unless and until the Servicer calls on the related guaranty.

(f) Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a “Securities Account” and (ii) except as otherwise expressly provided herein, the Administrative Agent shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Trustee, or any other Securities Intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the Cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Trustee or other Securities Intermediary that holds such Financial Asset in such Account. To the extent that the consent of the Trustee is required under the Securities Account Control Agreement in connection with a change of name or account number or the addition of additional accounts or subaccounts as Securities Accounts, the Trustee shall not provide such consent without the prior written consent of the Administrative Agent such consent not to be unreasonably withheld.

(g) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, neither the Trustee nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Grant by the Borrower to the Trustee, for the benefit of the Secured Parties, of any Loan in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Trustee shall hold any Instrument delivered to it evidencing any Loan Granted to the Trustee hereunder as trustee and custodial agent for the Secured Parties in accordance with the terms of this Agreement.

(h) Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Closing Date, with the Trustee, and maintained in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Collection Account for NewStar Short-Term Funding LLC, subject to the lien of U.S. Bank National Association, as Trustee for the benefit of the Secured Parties” (the “Collection Account”), and the Servicer shall further cause to be maintained two subaccounts linked to and constituting part of the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”) and

Interest Collections (the “Interest Collections Account”), respectively, over which the Trustee for the benefit of the Secured Parties shall have control and from which neither the Originator, the Servicer nor the Borrower shall have any right of withdrawal except in accordance with Section 2.10(b).

(i) Establishment of the Custodial Account. The Borrower shall, prior to the Closing Date, establish at the Trustee a single, segregated trust account which shall be designated as the “Custodial Account”, which shall be held by the Trustee in trust in the name of Borrower, subject to the lien of the Trustee for the benefit of the Secured Parties and over which the Trustee for the benefit of the Secured Parties shall have exclusive control and sole right of withdrawal and into which the Trustee shall from time to time deposit Collateral. All Collateral deposited from time to time in the Custodial Account pursuant to this Agreement shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Trustee agrees to give the Borrower immediate notice if the Custodial Account or any funds on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with Section 2.10 and Section 2.11.

(j) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of an item of Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5 Servicer Advances.

(a) The Servicer shall make Servicer Advances (subject in all cases to Section 6.5(b) with respect to any Nonrecoverable Advances) with respect to all customary, reasonable and necessary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with:

(i) any enforcement, administrative or judicial proceedings, or any necessary legal work or advice specifically related to servicing the Loans, including but not limited to, bankruptcies, condemnations, foreclosures by subordinate lienholders, legal costs associated with preparing powers of attorney, and other legal actions incidental to the servicing of the Loans (provided, that such expenses are reasonable and that the Servicer specifies the Loan(s) to which such expenses relate); and

(ii) all ground rents, taxes, assessments, water rates, sewer rates and other charges, as applicable, that are or may become a lien upon the Mortgaged Property, and all fire, flood, hazard and other insurance coverage (in each case to the extent required to be paid by the Obligor under the Underlying Instruments and to the extent required in this Agreement, including renewal payments).

With respect to any costs described in clauses (i) and (ii) above and to the extent the related Loan File does not provide for escrow payments or the Servicer determines that any such payments have not been made by the related Obligor, the Servicer shall effect timely payment of all such expenses before they become delinquent if the Servicer shall have or should have had knowledge based on the Servicing Standard of such nonpayment by the Obligor before it becomes delinquent, and, otherwise, the Servicer shall effect immediate payment of all such expenses which it has knowledge or should have knowledge based on the Servicing Standard have become delinquent. The Servicer shall make Servicer Advances from its own funds to effect such payments, but only to the extent it does not deem such an advance, if made, a Nonrecoverable Advance, and shall be reimbursed therefor in accordance with Sections 2.10(a)(ii) and (vii) and Sections 2.11(a)(ii) and (vii). The Servicer may make Servicer Advances from its own funds to effect Scheduled Payments or if the Servicer shall determine that the payment of any such amount is (i) necessary or appropriate to preserve the Related Property or (ii) would be in the best interest of the Borrower and the Secured Parties, then the Servicer may make a Servicer Advance in respect of such amount, but only to the extent that it does not deem such an advance, if made, a Nonrecoverable Advance, and the Servicer shall be reimbursed therefor in accordance with Section 2.10(a)(ii) and (vii) and Section 2.11(a)(ii) and (vii). The Servicer will deposit any Servicer Advances relating to Scheduled Payments into the Collection Account on or prior to 9:00 a.m. on the Business Day prior to the related Distribution Date, in immediately available funds.

(b) Notwithstanding anything to the contrary set forth herein, the Servicer shall not be required to make any Servicer Advance that it determines in its reasonable, good faith judgment would constitute a Nonrecoverable Advance; provided, however, that the Servicer may make a Servicer Advance notwithstanding that, at the time such Servicer Advance is made, the Servicer may not have adequate information available in order to make a determination whether or not such advance would, if made, be a Nonrecoverable Advance. In addition, Nonrecoverable Advances (including any Servicer Advances made pursuant to the proviso of the preceding sentence which are ultimately determined to be Nonrecoverable Advances) shall be reimbursable in accordance with Section 2.10(a)(vii) and Section 2.11(a)(vii).

Section 6.6 Realization upon Related Property of Charged-Off Loans; REO Property.

(a) Realization upon Mortgaged Property of Charged-Off Loans. The Servicer will use reasonable efforts consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Property relating to a Charged-Off Loan as to which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer will comply with the Credit and Collection Policy, the Servicing Standard and Applicable Law in realizing upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Related Property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan, the Related Property, the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Charged-Off Loan.

(b) Realization on REO Property. Title to any REO Property shall be taken in the name of an REO Subsidiary which will enter into a joinder agreement or mortgage whereby such REO Property will be subjected to a lien and security interest in favor of the Trustee for the benefit of the Secured Parties hereunder. The Servicer shall use its reasonable efforts to sell any REO Property as soon as practicable with due consideration to the Servicing Standard, and shall act in accordance with the Servicing Standard in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. The Servicer may auction the REO Property to the highest bidder (which may be the Servicer) in accordance with the Servicing Standard. The Servicer shall give the Administrative Agent not less than five days’ prior written notice of its intention to sell any REO Property, and in respect of such sale, the Servicer shall offer such REO Property in a commercially reasonable manner. Where any Interested Person is among those bidding with respect to an REO Property, the Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. If the Servicer intends to bid on any REO Property, (i) the Servicer shall notify the Administrative Agent of such intent, (ii) the Servicer shall obtain an Appraisal of such REO Property and (iii) the Servicer shall not bid less than the fair market value set forth in such Appraisal.

(c) No Recourse. Any sale of an REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Originator, the Servicer, the Borrower or the related REO Subsidiary.

(d) Limitation of Sales and Purchases. The Servicer may sell or purchase, or permit the sale or purchase of, REO Property only on the terms and subject to the conditions set forth in this Section 6.6.

Section 6.7 Maintenance of Insurance Policies.

(a) Other than with respect to Third Party Serviced Loans, the Servicer shall use its best efforts to cause each Obligor required to do so pursuant to the related Underlying Instruments to maintain in respect of the related Mortgaged Property all insurance coverage as is required under the related Mortgage; provided, that if any Mortgage permits the holder thereof to dictate to the Obligor the insurance coverage to be maintained on such Mortgaged Property, the Servicer shall impose such insurance requirements as are consistent with the Servicing Standard and the Credit and Collection Policy. If an Obligor fails to maintain such insurance, the Servicer shall (to the extent available at commercially reasonable terms as reasonably determined by the Servicer, which shall be entitled to rely on an opinion of counsel or insurance consultants in making such determination) obtain such insurance (which may be through a master or single interest policy) and the cost (including any deductible relating to such insurance and any out-of-pocket cost incurred by the Servicer in obtaining advice of counsel or insurance consultants) of such insurance (or in the case of a master or single interest policy, the incremental cost (including any deductible relating to such insurance) of such insurance relating to the specific Mortgaged Property), shall be a Servicer Advance and shall be reimbursable to the Servicer in accordance with Section 2.10(a)(ii) and (vii) and Section 2.11(a)(ii) and (vii); provided, that the Servicer shall not be required to incur any such cost if such Servicer Advance would constitute a Nonrecoverable Advance. The Servicer shall also cause to be maintained for each REO Property (to the extent available at commercially reasonable terms) no less insurance coverage than was previously required of the Obligor under the related Mortgage or as is consistent with the Servicing Standard and the Credit and Collection Policy.

(b) If at any time a Mortgaged Property is located in an area identified in the Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards or it becomes located in such area by virtue of remapping conducted by such agency (and flood insurance has been made available), the Servicer shall, if and to the extent that the Loan requires the Obligor or permits the mortgagee to require the Obligor to do so, use its best efforts to cause the related Obligor to maintain a flood insurance policy meeting the requirements of the current guideline of the Federal Insurance Administration in the maximum amount of insurance coverage available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended, unless otherwise specified by the related Loan. If (i) the Obligor is required by the terms of the Loan to maintain such insurance (or becomes obligated by virtue of the related Mortgaged Property becoming located in such area by virtue of such remapping) or (ii) the terms of the Loan permit the mortgagee to require the Obligor to obtain such insurance, the Servicer shall promptly notify the Obligor of its obligation to obtain such insurance. If the Obligor fails to obtain such flood insurance within 120 days of such notification, the Servicer shall obtain such insurance, the cost of which shall be a Servicer Advance and shall be reimbursable to the Servicer in accordance with Section 2.10(a)(ii) and (vii) and Section 2.11(a)(ii) and (vii); provided, that the Servicer shall not be required to incur any such cost if such Servicer Advance would constitute a Nonrecoverable Advance.

(c) All Insurance Policies maintained by the Servicer shall (i) contain “standard” mortgagee clause, with loss payable to the Servicer on behalf of the Secured Parties (in the case of insurance maintained in respect of Loans other than REO Properties), (ii) be in the name of the Servicer on behalf of the Secured Parties in the case of insurance maintained in respect of REO Properties, (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing the Mortgaged Property or the REO Property, as applicable, or (y) the outstanding principal balance owing on the related Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related loan documents), (v) be noncancellable without 30 days’ prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Obligor, in each case in accordance with Applicable Law, the terms of the related Underlying Instruments and the Servicing Standard) shall be deposited in the Collection Account. Any cost incurred by the Servicer in maintaining any such insurance shall not, for purposes hereof, be added to the outstanding principal balance of the related Loan, notwithstanding that the terms of such Loan so permit, but shall be reimbursable by the Servicer as a Servicer Advance in accordance with Section 2.10(a)(ii) and (vii) and Section 2.11(a)(ii) and (vii).

(d) If the Servicer obtains and maintains with a Qualified Insurer a blanket policy insuring against hazard losses on all of the Mortgaged Properties and/or REO Properties for which it is responsible to cause the maintenance of insurance hereunder, then, to the extent such policy provides protection equivalent to the individual policies otherwise required, the Servicer, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on such Mortgaged Properties and/or REO Properties. Such policy may contain a deductible clause (not in excess of a customary amount), in which case the Servicer shall, if there shall not have been maintained on a Mortgaged Property or an REO Property a hazard insurance policy complying with the requirements of this Section 6.7, and there shall have been one or more losses which would have been covered by such policy, promptly deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. The Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Administrative Agent and the Secured Parties, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

(e) If the Servicer causes any Mortgaged Property or REO Property to be covered by a master force placed insurance policy issued by a Qualified Insurer, which provides protection equivalent to the individual policies otherwise required, the Servicer shall conclusively be deemed to have satisfied its obligations to cause hazard insurance to be maintained on such Mortgaged Properties and/or REO Properties. Such policy may contain a deductible clause, in which case the Servicer shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of this Section 6.7, and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. The Servicer agrees to prepare and present, on behalf of itself, the Administrative Agent and the Secured Parties, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

(f) The Servicer shall maintain any required insurance coverage hereunder during any servicing transition in order to prevent a lapse in insurance coverage.

(g) Errors and Omissions and Fidelity Coverage. The Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy with a Qualified Insurer covering the Servicer’s officers and employees in connection with its activities under this Agreement in an amount not less than $2,000,000. Coverage of the Servicer under a policy or bond obtained by an Affiliate of the Servicer and providing the coverage required by this Section 6.7(g) shall satisfy the requirements of this Section 6.7(g).

Section 6.8 Enforcement of “Due-on-Sale” Clauses; Assumption Agreements.

(a) To the extent any Loan contains an enforceable “due-on-sale” or “due-on-encumbrance” clause, the Servicer shall enforce such clause unless the Servicer determines in accordance with the Servicing Standard that it would be in the best interest of the Secured Parties to waive any such clause. If the Servicer is unable to enforce any such “due-on-sale” or “due-on-encumbrance” clause or if no such clause is applicable or the Servicer determines that such clause should be waived, the Servicer shall enter into an assumption agreement with the Person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the promissory note and, to the extent permitted by Applicable Law and the related Mortgage, the Obligor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such Person, pursuant to which the original Obligor is released from liability and such Person is substituted as the Obligor and becomes liable under the promissory note; provided, however, that such substitute Obligor must satisfy the requirements, if any, set forth in the related Underlying Instruments as a condition to approval of the Borrower on a new Loan substantially similar to such Loan; and provided, further, that, if such original Obligor was required to be a “single purpose entity,” such substitute Obligor shall be required, but only in such circumstances, to be a “single purpose entity.”

(b) To the extent any Loan contains a clause granting a right of assumption to a qualified substitute Obligor upon the sale, conveyance or transfer of the related Mortgaged Property, the Servicer shall enter into an assumption agreement with such qualified substitute Obligor, pursuant to which such substitute Obligor becomes liable under the promissory note. If any Person other than the Obligor has, pursuant to the related Underlying Instruments, undertaken to indemnify the mortgagee and, in connection with an assumption of the type referred to in the preceding sentence, the related Underlying Instruments permit a substitution of such third party indemnitor by a qualified substitute indemnitor, the Servicer shall enter into an assumption of liability agreement with such qualified substitute indemnitor, pursuant to which such substitute indemnitor becomes liable under the relevant indemnification obligations. The Servicer is also authorized to enter into a substitution of liability agreement with such substitute Obligor, pursuant to which the original Obligor is released from liability and such substitute Obligor is substituted as the Obligor and becomes liable under the promissory note; provided, however, that, such substitute Obligor must satisfy the requirements, if any, set forth in the related Underlying Instruments or the underwriting requirements customarily imposed by the Servicing Standard and the Credit and Collection Policy as a condition to approval of the Borrower on a new Loan substantially similar to such Loan.

(c) The Servicer shall retain as additional servicing compensation any fee collected for entering into an assumption or substitution of liability agreement.

(d) Notwithstanding the foregoing or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any conveyance by an Obligor of a Mortgaged Property or any assumption of a Loan by operation of Applicable Law that the Servicer in good faith determines it may be restricted by Applicable Law from preventing.

Section 6.9 [Reserved.]

Section 6.10 [Reserved.]

Section 6.11 Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.10(a)(iii) or Section 2.11(a)(iii), as applicable.

Section 6.12 Payment of Certain Expenses by Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, but excluding Servicer Advances and Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided, however, for avoidance of doubt, to the extent Servicer Advances and Liquidation Expenses relate to a Loan and a Retained Interest such Liquidation Expenses shall be allocated pro rata. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts and the Concentration Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

Section 6.13 Reports.

(a) Borrowing Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.5(b) and on each reinvestment of Principal Collections pursuant to Section 2.10(b), the Borrower (and the Servicer on its behalf) will provide a Borrowing Notice, updated as of such date, to the Administrative Agent (with a copy to the Trustee).

(b) Servicing Report. On each Reporting Date, the Servicer will provide to the Borrower, the Trustee, the Administrative Agent and the Liquidity Bank, a monthly statement determined as of the related Determination Date (a “Servicing Report”), signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit C hereto (as such form may be amended from time to time by such changes as are mutually agreeable to the Servicer, the Trustee and the Administrative Agent) and, in addition, a Borrowing Base calculated as of the most recent Measurement Date.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent and the Liquidity Bank, a certificate (a “Servicer’s Certificate”) signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit J.

(d) Financial Statements. The Servicer will submit to the Administrative Agent, the Lender, the Trustee and the Liquidity Bank, (i) within 45 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing September 30, 2005, consolidated and consolidating unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2005, consolidated and consolidating audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Tax Returns. Upon demand by the Administrative Agent, the Lender or the Liquidity Bank, the Servicer shall deliver copies of all federal, state and local Tax returns and reports filed by the Borrower and Servicer, or in which the Borrower or Servicer was included on a consolidated or combined basis (excluding sales, use and like taxes).

(f) On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, the Trustee and the Liquidity Bank, copies of (i) a status report with respect to all Warranty Assets, (ii) any watch lists or comparative financial status reports with respect to the Collateral and (iii) any Rating Agency shadow rating letters with respect to each asset.

(g) Upon demand by the Administrative Agent or the Liquidity Bank, the Borrower and the Servicer shall deliver any financial statements and credit analysis for each Obligor.

Section 6.14 Annual Statement as to Compliance.

The Servicer will provide to the Administrative Agent and the Trustee, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2005, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing.

Section 6.15 Independent Public Accountant’s Reports.

The Servicer will cause a firm of nationally recognized independent public accountants to furnish to the Administrative Agent and the Trustee on a quarterly basis and in any event within 60 days of each Distribution Date: (i) a report relating to the respective Due Period to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Servicing Reports for such period were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such period to the effect that such accountants have applied certain agreed-upon procedures (and which procedures are as reasonably agreed by the Servicer, the Administrative Agent and such firm of nationally recognized public accountants) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.16 Limitation on Liability of the Servicer and Others.

Except as provided herein, the Servicer shall not be under any liability to the Administrative Agent, the Secured Parties or any other Person for any action taken or for refraining from taking any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, notwithstanding anything to the contrary contained herein, nothing shall protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.17 The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and the Trustee. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.18 Servicer Defaults.

If any one of the following events (a “Servicer Default”) shall occur and be continuing:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Collections) as required by this Agreement which continues unremedied for a period of two Business Days;

(b) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.1) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) with respect to any recourse debt or other obligations, which debt or other obligations are in excess of United States $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, whether or not waived;

(d) an Insolvency Event shall occur with respect to the Servicer;

(e) the Servicer fails in any material respect to comply with the Credit and Collection Policy and the Servicing Standard regarding the servicing of the Collateral and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(f) [Reserved]

(g) the Servicer consents or agrees to, or otherwise permits to occur, under circumstances in which the Servicer could have reasonably prevented the occurrence thereof, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this Section 6.18(g)) of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could have a Material Adverse Effect on the Collateral, the Administrative Agent or the other Secured Parties, without the prior written consent of the Administrative Agent which amendment shall remain in effect for a period of ten Business Days after notice thereof is delivered to the Administrative Agent (which notice has been delivered within seven days after the effectiveness of such amendment) and the Administrative Agent shall not have delivered a written consent thereto during such ten Business Day period; provided, however, that such prior written consent shall not be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority;

(h) the Company or an Affiliate thereof shall cease to be the Servicer;

(i) the occurrence or existence of any change with respect to the Servicer which has a Material Adverse Effect;

(j) the Company fails to maintain the aggregate of its GAAP stockholders’ equity and subscribed stockholders’ equity in an amount equal to at least 80% of the initial committed equity, as increased by (i) 80% of the proceeds of any equity offerings of the Company consummated after the Closing Date, and (ii) 50% of cumulative positive net income earned by the Company after the Closing Date;

(k) any failure by the Servicer to deliver any required Servicing Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(l) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent or the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(m) [Reserved];

(n) any financial or other information reasonably requested by the Administrative Agent, the Liquidity Bank or the Lender is not provided as requested within a reasonable amount of time following such request;

(o) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $7,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(p) any change in the management of the Servicer (whether by resignation, termination, disability, death or lack of day to day management) which would result in the failure of at least three of Robert Clemmens, Peter Schmidt-Fellner, Robert Brown, John Bray, Timothy Conway or John Frishkopf to provide active and material participation in the Servicer’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, which no later than 60 days after the occurrence of any event specified above is not cured by the Servicer hiring or appointing an existing employee who is a reputable, experienced individual reasonably satisfactory to the Administrative Agent to replace the Person who is no longer actively participating in the management of the Servicer or which is not waived in writing by the Administrative Agent; provided, however, that time relating to an individual’s vacation within the Servicer’s employee policy and customary industry standards shall not constitute lack of day to day management or failure to provide active and material participation in the Servicer’s daily activities;

(q) any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.5(b);

(r) [Reserved]

(s) [Reserved];

then notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Administrative Agent, by written notice to the Servicer (with a copy to the Trustee) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 6.19 Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.18, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.10 or Section 2.11, as applicable, the Servicing Fee therefor until such date, together with the sum of (i) an amount equal to all unreimbursed Nonrecoverable Advances made by such Servicer which remain outstanding as of such date plus (ii) an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections received from time to time in respect of the Loan for which such Servicer Advance was made) which remain outstanding as of such date. The Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Servicer hereunder.

(b) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided, that the Successor Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Successor Servicer, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Successor Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Article IV.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE TRUSTEE

Section 8.1 Designation of Trustee.

(a) Initial Trustee. The role of collateral custodian and trustee with respect to the Required Loan Documents shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to U.S. Bank a Trustee Termination Notice, U.S. Bank is hereby designated as, and hereby agrees to perform the express duties and obligations of, Trustee pursuant to the terms hereof.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation of a successor Trustee pursuant to the provisions of Section 8.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Secured Party. The Administrative Agent and the Lender hereby appoint U.S. Bank, in its capacity as Trustee, as their agent for purposes of perfection of a security interest in the Collateral. U.S. Bank, in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 8.2(b) and (c).

Section 8.2 Duties of Trustee.

(a) Appointment. The Borrower and the Administrative Agent each hereby appoints U.S. Bank to act as Trustee, for the benefit of the Administrative Agent, as agent for the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5, the Trustee shall perform for the benefit of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Trustee shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Trustee for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the Trustee shall review the related Required Loan Documents so delivered to confirm that (A) such documents have been properly executed and have no missing or mutilated pages, (B) UCC and other filings (required by the Required Loan Documents) have been made, (C) if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the related Principal Balance, Loan number and Obligor name with respect to such Loan is referenced on the related Loan List and is not a duplicate Loan (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Required Loan Documents hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in EXCEL or a comparable format) that contains the related Loan Checklist or that otherwise contains the Loan identification number and the name of the Obligor with respect to each related Loan. If, at the conclusion of such review, the Trustee shall determine that (i) the Principal Balances of the Collateral for which it has received Required Loan Documents is less than as set forth on the electronic file, the Trustee shall immediately notify the Administrative Agent and the Servicer of such discrepancy, and (ii) any Review Criteria is not satisfied, the Trustee shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Servicer has still not cured any non-compliance by a Loan with any Review Criterion, the Trustee shall promptly notify the Borrower and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criterion that such Loan fails to satisfy. In addition, if requested in writing by the Servicer and approved by the Administrative Agent within ten Business Days of the Trustee’s delivery of such report, the Trustee shall return any Loan which fails to satisfy a Review Criterion to the Borrower. Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Trustee shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided, however, that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Trustee’s duties shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Trustee in a written notice delivered at least 45 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Trustee.

(iv) On each Reporting Date, the Trustee shall provide a written report to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Required Loan Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(v) Prior to acquiring a Loan, the Borrower or the Servicer will provide the Trustee with a Trade Ticket, together with the proposed form of Borrowing Notice to be used in connection therewith.

(vi) Not later than 12:00 p.m. on each Reporting Date, the Servicer shall provide to the Administrative Agent and the Trustee via e-mail certain asset level information, which shall include but not be limited to the following information: (x) for each Loan, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, as applicable, and the Principal Balance, (y) the Borrowing Base and (z) the Principal Collateral Value and such other items as may reasonably be expected in connection with the transactions contemplated by this Agreement.

(vii) Promptly after receipt thereof, the Trustee shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer (or Borrower) in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of a Termination Event or the Administrative Agent, after the occurrence of a Termination Event, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

(viii) In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as trustee or custodian for others.

(c) Additional Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5 (after which the successor Trustee shall perform the duties of the Trustee hereunder), the Trustee shall perform, on behalf of the Borrower and the Servicer, the following duties and obligations:

(i) No later than 11 a.m. on each Business Day, the Trustee shall deliver to the Servicer either via e-mail or via the Trustee’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to the Loans received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Collections, which portion thereof constitutes Principal Collections and any other amounts received not classified as either Interest Collections or Principal Collections. No later than the close of business on the Business Day the Servicer receives such a daily cash availability report, the Servicer shall review the same and identify any discrepancies between the cash receipts shown on the Trustee’s daily cash availability report and the cash receipts relating to the Loans shown on the WSO System. Thereafter the Trustee and the Servicer will cooperate to promptly resolve any discrepancies.

(ii) The Trustee shall provide a list of all Required Loan Documents held in custody by the Trustee pursuant to this Agreement to the Administrative Agent on at least a monthly basis, either via e-mail or via the Trustee’s Internet website.

(iii) The Trustee shall maintain all necessary or appropriate records, operating procedures and systems with respect to its express duties under this Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Trustee) as may be reasonably requested from time to time by the Servicer.

(iv) The Trustee shall make payments pursuant to the terms of the Servicing Report in accordance with Section 2.10 and Section 2.11 (the “Payment Duties”).

(d) (i) Each of the Administrative Agent and each Secured Party further authorizes the Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that the Trustee or Administrative Agent deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 8.2(d)(i) shall be deemed to relieve the Servicer of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.4(e).

(ii) The Administrative Agent may direct the Trustee to take any action incidental to its express obligations hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder (including, for the avoidance of doubt, in the exercise of any remedial power, right or remedy available to it), but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided, however, that the Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received an indemnity reasonably satisfactory to it with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a consent (either positive or negative) from the Administrative Agent with ten Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

Section 8.3 Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4 Trustee Compensation.

As compensation for its collateral custodian and trustee activities hereunder, the Trustee shall be entitled to a fee which is included in the Trustee Fee (such included amount being the “Trustee Fee”) from the Servicer. To the extent that such Trustee Fee is not paid by the Servicer, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the provision of Section 2.10(a)(i) or Section 2.11(a)(i), as applicable. The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (i) its removal as Trustee pursuant to Section 8.5 or (ii) the termination of this Agreement.

Section 8.5 Trustee Removal.

The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided, however, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed, has agreed to act as Trustee hereunder, and has received all Required Loan Documents held by the previous Trustee.

Section 8.6 Limitation on Liability.

(a) The Trustee undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Trustee hereunder. Without limiting the generality of the foregoing, the Trustee, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Trustee may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Trustee will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Trustee. Neither the Trustee nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Trustee shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Trustee hereunder or on which the Trustee must rely in order to perform their respective obligations hereunder, and the Secured Parties and the Administrative Agent and the Trustee each agree to look only to the Servicer to perform such obligations. The Trustee shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Trustee acting in accordance with information prepared or provided by a Person other than the Trustee or the failure of any such other Person to prepare or provide such information. The Trustee shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Trustee from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Trustee.

(c) The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(d) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(e) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(f) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(g) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(h) It is expressly agreed and acknowledged that the Trustee are not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

Section 8.7 The Trustee Not to Resign.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon the Trustee’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Trustee shall have assumed the responsibilities and obligations of the Trustee hereunder.

Section 8.8 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Trustee is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Servicer the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the Trustee for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Trustee the Required Loan Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Trustee in the form annexed hereto as Exhibit H, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b) Limitation on Release. The foregoing provision respecting release to the Servicer of the Required Loan Documents and documents by the Trustee upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 15 Loans at the time being serviced by the Servicer under this Agreement. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Trustee of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Required Loan Documents to the Servicer.

Section 8.9 Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Trustee return each Required Loan Document (a) delivered to the Trustee in error, (b) for which a Substitute Loan has been substituted in accordance with Section 2.19, (c) as to which the lien on the Related Property has been so released pursuant to Section 9.2, (d) that has been repurchased by the Borrower pursuant to Section 2.19, (e) that has been repurchased by the Borrower pursuant to Section 2.14, (f) that has been the subject of a Discretionary Sale pursuant to Section 2.21, or (g) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

Section 8.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Trustee shall provide to the Administrative Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of a Termination Event or an Unmatured Termination Event, the Servicer shall be required to bear the expense of no more than two such reviews within any 12-month period and any additional reviews shall be at the expense of the Administrative Agent. On and after the occurrence of a Termination Event or an Unmatured Termination Event, the Servicer shall be required to bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Servicer’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

ARTICLE IX

SECURITY INTEREST

Section 9.1 Grant of Security Interest.

(a) The Borrower hereby Grants as of the Closing Date to the Trustee, on behalf of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located; such Grant is made in trust to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent. The Trustee acknowledges such Grant, accepts the trust hereunder in accordance with the provisions hereof and agrees to hold the Collateral in trust as provided herein. The Grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee, the Administrative Agent, the Liquidity Banks or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Trustee, the Administrative Agent, the Liquidity Banks or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Trustee, the Administrative Agent, the Liquidity Banks or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Each of the Borrower, the Trustee and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledges and agrees that the security interest Granted hereby in the Collateral constitutes continuing collateral security for all of the obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now existing or hereafter arising.

Section 9.2 Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Loan becomes a Prepaid Asset in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) such Loan is repurchased or replaced in accordance with Section 2.19, (iv) such Loan has been repurchased by the Borrower pursuant to Section 2.14, (v) such Loan has been the subject of a Discretionary Sale pursuant to Section 2.21, or (vi) this Agreement terminates in accordance with Section 13.6, the Trustee, on behalf of the Secured Parties, will, to the extent requested by the Servicer, release its interest in such Collateral. In connection with any sale of such Related Property, the Trustee, for the benefit of the Secured Parties, will after the deposit by the Servicer of the Proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Related Property; provided, that the Trustee, on behalf of the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.

Section 9.3 Further Assurances.

The provisions of Section 13.12 shall apply to the security interest Granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4 Remedies.

Upon the occurrence of a Termination Event, the Administrative Agent, the Trustee and other Secured Parties shall have, with respect to the Collateral Granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Trustee, on behalf of the Secured Parties, the Administrative Agent and the other Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC, subject to the provisions of Section 10.2(c) and 10.2(d).

Section 9.5 Waiver of Certain Laws.

Each of the Borrower and the Servicer agrees, to the fullest extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the fullest extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Trustee, on behalf of the Secured Parties, the Administrative Agent on its behalf or any court having jurisdiction to foreclose the security interests Granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Trustee on behalf of the Secured Parties or such court may determine.

Section 9.6 Power of Attorney.

Each of the Borrower and the Servicer hereby irrevocably appoints the Trustee and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent or the Trustee, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or the Trustee all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X

TERMINATION EVENTS

Section 10.1 Termination Events.

The following events shall be Termination Events (“Termination Events”) hereunder:

(a) the Borrower or the Originator defaults in making any payment required to be made under an agreement for borrowed money to which it is a party in an aggregate principal amount in excess of $500,000 in the case of the Borrower and $5,000,000 in the case of the Originator and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(b) any failure on the part of the Borrower or the Originator duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Originator set forth in this Agreement or the other Transaction Documents to which the Borrower or the Originator is a party and the same continues unremedied for a period of thirty days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which the Borrower or the Originator acquires knowledge thereof; or

(c) the occurrence of an Insolvency Event relating to the Borrower; or

(d) the occurrence of a Servicer Default; or

(e) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $7,500,000, against the Originator, or $500,000, against the Borrower, and the Borrower or the Originator, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Originator or the Borrower shall have made payments of amounts by the Originator in excess of $5,000,000, or by the Borrower in excess of $500,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f) the Borrower shall cease to be an Affiliate of the Originator or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect thereto; or

(g) (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower the Originator, or the Servicer,

(2) the Borrower, the Originator, the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h) the Servicer shall fail to obtain the blanket fidelity bond and errors and omissions coverage contemplated by Section 6.7(g) within 15 days after the Closing Date;

(i) the Advances Outstanding on any day exceeds the lesser of the Facility Amount and Maximum Availability and the same continues unremedied for three Business Days; provided, however, during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Servicer on a Distribution Date shall be made under Section 2.11; or

(j) the Borrower shall fail to repurchase that portion of any Loan described in clause (iii) of the definition of Warranty Asset in accordance with Section 2.19(b) hereof; or

(k) the Termination Date shall have occurred and Aggregate Unpaids remain outstanding thereafter; or

(l) failure on the part of the Borrower or Originator to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Collections or any other payment or deposit required to be made hereunder, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(m) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(n) there shall exist any event or occurrence of which any Responsible Officer of the Servicer shall have notice or knowledge, that has caused a Material Adverse Effect; or

(o) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within five Business Days; or

(p) any Change-in-Control shall occur; or

(q) any representation, warranty or certification made by the Borrower or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which a Responsible Officer of the Borrower or the Originator acquires knowledge thereof; or

(r) [Reserved]; or

(s) a default shall occur under any of the Originator’s Indebtedness (other than any non-recourse special purpose entity Indebtedness and other than the Guaranty), which default (i) is caused by a failure by the Originator to pay any principal on such Indebtedness at final maturity (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, (A) the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more and (B) such Payment Default has not been cured, or such acceleration has not be rescinded, as the case may be, within 30 days after the occurrence or declaration thereof; provided, that such 30 day period shall be deemed to have terminated upon the commencement of the exercise of remedies by the holders of such Indebtedness.

Section 10.2 Remedies.

(a) Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(c)), the Administrative Agent shall, at the request of, or may, with the consent of, the Lender, by notice to the Borrower (with a copy to the Trustee), declare the Termination Date to have occurred and all Aggregate Unpaids shall be accelerated and become immediately due and payable; provided, that upon the occurrence of a Termination Event described in Section 10.1(c), the Termination Date shall automatically occur and the Amortization Period shall commence automatically and payment of all Aggregate Unpaids shall automatically be accelerated, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(b) Upon any such declaration or automatic occurrence of the Termination Date, no Advances will thereafter be made, and the Trustee, for the benefit of the Secured Parties, shall have, in addition to all of the rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws in each case subject to clause (ii) of this Section 10.2(b) and Section 10.2(c), which rights shall be cumulative, and also may require the Borrower and Servicer to, and the Borrower and Servicer hereby agrees that they will at the Servicer’s expense and upon request of the Trustee at the direction of the Administrative Agent forthwith, (i) assemble all or any part of the Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) as of and after the date that is ten days after the occurrence of a Termination Date, or immediately in the case of the Termination Events described in Sections 10.1(c) and (d), without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Administrative Agent’s offices or elsewhere, for Cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower (which, for the avoidance of doubt may be provided during the ten day period specified in clause (ii) of the preceding sentence) of the time and place of any public sale or the time after which any private sale is to be made, which the Borrower agrees shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Trustee, at the direction of the Administrative Agent, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All Cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and be applied against all or any part of the Aggregate Unpaids pursuant to Section 2.11 or otherwise in such order as the Administrative Agent shall elect in its discretion.

(c) If the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Borrower shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a price not less than the Aggregate Unpaids as of the date of such proposed repurchase.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Trustee, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of this Agreement or holding an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Borrower, the Servicer (if the Originator or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Borrower or the Servicer (if the Originator or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter;

(iv) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the lesser of (x) the Facility Amount and (y) the Maximum Availability on such Business Day;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;

(viii) the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Servicer or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Originator to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Borrower or the Originator (in its capacity as Servicer) in the enforcement or collection of any Collateral;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) except as required by the second sentence in Section 11.1(a) of this Agreement and Section 2(c) of the Intercreditor Agreement, any repayment by the Administrative Agent or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, in each case which amount the Administrative Agent or a Secured Party believes in good faith is required to be repaid;

(xv) except for funds held in the Concentration Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement; or

(xix) the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Administrative Agent, Collections on the Collateral remitted to the Borrower, the Originator, the Servicer or any such agent or representative as provided in this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Servicer or the Trustee and the termination of this Agreement.

Section 11.2 Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement, or (iv)

any litigation, proceedings or investigation against the Servicer. The parties agree that the provisions of this Section 11.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to a Loan. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent or the Trustee and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

Section 11.3 After-Tax Basis.

Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1 The Administrative Agent.

(a) Appointment. The Lender and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Secured Party. The Lender and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lender; provided, however, that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of the Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then the Lender shall be deemed to have declined to consent to the relevant amendments.

(b) Standard of Care. The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Originator, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Originator, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Credit Decision with Respect to the Administrative Agent. The Lender and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this

Agreement and the other Transaction Documents to which it is a party. The Lender and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e) Indemnification of the Administrative Agent. The Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided, that the Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Lender agrees to reimburse the Administrative Agent promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lender hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to the Lender and the Borrower and may be removed at any time with cause by the Lender. Upon any such resignation or removal, the Lender shall appoint a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative

Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Originator, the Servicer, the Trustee, the Administrative Agent and the Lender; provided, that: (i) any amendment of this Agreement that is solely for the purpose of adding a Lender may be effected with the written consent of the Administrative Agent; (ii) no such amendment, waiver or modification adversely affecting the rights or obligations of the Trustee shall be effective without the written agreement of such Person; and (iii) the written agreement of the Administrative Agent will be required with respect to any amendment, waiver or other modification requiring the written agreement of the Lender as contemplated by this Section 13.1. The Borrower or the Servicer on its behalf will deliver a copy of all amendments, waivers and modifications to the Trustee.

Section 13.2 Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by email, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3 Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for Cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4 No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Trustee or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5 Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Trustee, the Secured Parties and their respective successors and permitted assigns.

Section 13.6 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8 Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Administrative Agent, the Trustee, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, the Borrower agrees to pay on demand (or if the Borrower does not pay such amounts, the Servicer shall pay on demand) all reasonable costs and expenses of the Administrative Agent, the Trustee and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Trustee and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Trustee and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Trustee or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on demand (or if the Borrower does not pay such amounts, the Servicer shall pay on demand) any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Borrower shall pay on demand (or if the Borrower does not pay such amounts, the Servicer shall pay on demand) all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Administrative Agent and the Secured Parties under or in connection with this Agreement.

Section 13.10 No Proceedings.

(a) Each of the parties hereto (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, the Lender, the Administrative Agent, or the Liquidity Banks any Insolvency Proceeding so long as any Commercial Paper Notes issued by an Issuer shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

(b) Each of the parties hereto (other than the Administrative Agent or the Lender) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 13.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent or any Secured Party, or any incorporator, Affiliate, stockholder, officer, employee or director of the Administrative Agent or any Secured Party, or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent or any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent or any Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent or any Secured Party or any incorporator, stockholder, Affiliate, officer, employee or director of the Administrative Agent or any Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent or any Secured Party and each incorporator, stockholder, Affiliate, officer, employee or director of the Administrative Agent or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, the Lender shall not have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to the Lender after paying or making provision for the payment of all Commercial Paper Notes. All payment obligations of the Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by the Lender exceeds the amount available to the Lender to pay such amount after paying or making provision for the payment of all Commercial Paper Notes.

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Originator or the Servicer or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Originator and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent or any of the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

Section 13.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee for the benefit of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept, recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee for the benefit of the Secured Parties hereunder to all property comprising the Collateral. The Servicer shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest Granted in the Collateral, or to enable the Administrative Agent or the Trustee for the benefit of the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article XI. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Borrower will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13 Confidentiality.

(a) Each of the Administrative Agent, the Secured Parties, the Servicer, the Trustee and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to each other and to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties, the Servicer, the Trustee and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its Affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Defaults, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Trustee or the Secured Parties by each other, (ii) by the Administrative Agent, the Trustee and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Lender or any Issuer, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties and the Administrative Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Secured Parties’ or the Trustee’s business or that of their Affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties or the Trustee or an officer, director, employer, shareholder or Affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Originator or (e) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Trustee having a need to know the same, provided, that the Trustee advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or Originator.

Section 13.14 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Administrative Agent and the Secured Parties.

Section 13.15 Waiver of Setoff.

Each of the parties hereto (other than the Lender) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Lender or its assets.

Section 13.16 Assignments.

With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), the Lender may at any time assign, or grant a security interest or sell a participation interest in or sell any Advance (or portion thereof) or assign its rights or obligations under this Agreement to any Person; provided, that, as applicable, (i) no such consent of the Borrower shall be required following the occurrence of a Termination Event, (ii) in the case of an assignment of the VFN with respect to the Lender, the assignee executes and delivers to the Servicer and the Administrative Agent a fully executed transferee letter substantially in the form of Exhibit K hereto, and (iii) the Lender shall not need prior consent of the Borrower to at any time assign, or grant a security interest or sell a participation interest in, or sell, any Advance (or portion thereof) to the Liquidity Bank, an Affiliate or to a third party pursuant to the terms of a Liquidity Agreement provided that with respect to any assignment, grant of a security interest, sale of a participation interest or sale to a third party pursuant to the terms of a Liquidity Agreement, the Interest Rate, may in no event at any time thereafter exceed LIBOR plus 10 basis points. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the Administrative Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

Section 13.17 Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18 Loans Subject to Retained Interest Provisions.

(a) With respect to any Loan sold by the Originator to the Borrower and included in the Collateral subject to the Retained Interest provisions of this Agreement, the Borrower will own only the principal portion of such Loans outstanding as of the applicable Cut-Off Date. Principal Collections received by the Borrower or the Servicer on any Revolving Loans (other than in the case of Loans to SPE Obligors) will be allocated first to the portion of such Revolving Loan owned by the Borrower, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Borrower; provided, however, if a payment default occurs with respect to any of the related Loans, such payment default will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower, pro rata based upon the outstanding principal amount of each such portion.

(b) With respect to any Revolving Loan to SPE Obligors sold by the Originator to the Borrower and included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections received by the Servicer on those Loans will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower on a pro rata basis according to the outstanding principal amount of each such portion.

(c) With respect to any Term Loans sold by the Originator to the Borrower and included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections and Interest Collections received by the Servicer will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower on a pro rata basis according to the outstanding principal amount of each such portion.

Section 13.19 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided, however, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.19 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.20 Cooperation with Trustee.

The Administrative Agent agrees to provide to the Trustee or to the Servicer, as applicable, such information that the Trustee or the Servicer may reasonably request from time to time in connection with the preparation and delivery of any reports required pursuant to this Agreement or in connection with the performance of their other duties under this Agreement or any other Transaction Document; provided, that the Administrative Agent shall not be required to assume any undue burden or incur any undue expense in connection with this Section 13.20.

Section 13.21 No Novation.

This Agreement amends and restates the Existing Agreement. This Agreement shall not effect a novation of the obligations of the parties under the Existing Agreement, but instead shall be merely a restatement and, where applicable, an amendment of the terms governing such obligations.

Section 13.22 Trustee Direction.

The Administrative Agent hereby consents and directs the Trustee to execute this Agreement and the Guaranty, each in substantially the form presented to the Trustee.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	NEWSTAR SHORT-TERM FUNDING LLC

By: NewStar Financial, Inc., its Designated Manager

	By:	/S/ JOHN J. FRISHKOPF
Name: John J. Frishkopf
Title: Treasurer

THE ORIGINATOR AND SERVICER:	NEWSTAR FINANCIAL, INC.

	By:	/S/ JOHN J. FRISHKOPF
Name: John J. Frishkopf
Title: Treasurer

THE LENDER:	MMP-7 FUNDING, LLC
Commitment:

$50,000,000

	By:	/S/ BERNARD J. ANGELO
Name: Bernard J. Angelo
Title: Vice President

THE ADMINISTRATIVE AGENT:	NATIXIS FINANCIAL PRODUCTS INC

	By:	/S/ DAVID A. POWAR
Name: David A. Powar
Title: Managing Director

	By:	/S/ ADAM W. TRUE
Name: Adam W. True
Title: Managing Director, Senior Counsel

[Signatures Continued on the Following Page]

Amended and Restated Secured Loan and

Servicing Agreement

THE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

	By:	/S/ KYLE HARCOURT
Name: Kyle Harcourt
Title: Vice President

Amended and Restated Secured Loan and Servicing Agreement